Exhibit 99.01

Nuclear Management Company, LLC

NMC Savings and Retirement Plan

As Amended and Restated

Effective January 1, 2015

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INTRODUCTION

The Administrator authorized the restatement of the NMC Savings and Retirement Plan (the “Plan”) effective as of January 17, 2006 to reflect the merger of the Nuclear Management Company , LLC 401(k) Savings Plan with the Nuclear Management Company, LLC Money Purchase Pension Plan, the addition of installment and annuity payout options and to reflect the addition of Roth 401(k) contributions effective May 1, 2006. The Plan has been amended and restated effective January 1, 2010, and again effective January 1, 2015, as provided in this amended and restated plan document.

The purpose of the Plan is to allow eligible employees of the Company to save for retirement on a tax-deferred basis. It is the Company’s intention that this Plan constitute a profit-sharing plan with a “qualified cash or deferred” arrangement that satisfies the applicable requirements for qualification and exemption under Sections 401(a),401(k) and 501(a) of the Internal Revenue Code. The Plan and the merged Nuclear Management Company, LLC Money Purchase Pension Plan were originally effective January 1, 2001.

Effective September 28, 2007, Nuclear Management Company, LLC became a wholly owned subsidiary of NSP Nuclear Corporation which, in turn, is a wholly owned subsidiary of Northern States Power Company-Minnesota and parent company Xcel Energy Inc. Effective for Plan Years beginning on and after January 1, 2008, the Company eliminated the Safe-Harbor Matching Contribution as a plan design feature.

Effective December 31, 2009, the account balances of all non-bargaining current employees who maintained an account balance as of that date, as well as certain current bargaining employees who maintained an account balance as of that date but who were no longer eligible to participate were transferred to the Xcel Energy Inc. 401(k) Savings Plan in a trust to trust transfer.

Effective December 31, 2012, the account balances of all active and terminated Plan Participants, including beneficiaries and alternate payees, were transferred to the successor trustee of the Plan.

ARTICLE I. DEFINITION OF TERMS

Section 1.01 Definitions.

The following words and phrases when used herein shall have the following respective meanings, unless the context clearly indicates otherwise:

(a) “Account” means the bookkeeping account established by the Trustee for each Participant to which is credited all contributions made under the Plan, and all earnings and interest thereon, and from which is debited all losses and any distributions or withdrawals therefrom. A separate accounting shall be maintained with respect to that portion of the Account attributable to Employer matching contributions made pursuant to Section 3.03, Employer discretionary contributions made pursuant to Section 3.03, and any other Employer Retirement Contributions. Separate accounting shall be maintained with respect to the portions of the Participant’s Account attributable to the former Money Purchase Pension Plan, Supplemental Contributions, Roth 401(k) contributions and Pre-tax Employee Contributions.

(b) “Administrator” means the committee appointed as the Administrator of the Plan pursuant to Section 7.01 hereof.

(c) “Affiliate” means one or more corporations, trades or businesses that, together with the Company, constitute a controlled group of corporations within the meaning of Section 414(b) of the Code, a group of trades or businesses under common control within the meaning of Section 414(c) of the Code, an affiliated service group within the meaning of Section 414(m) of the Code or a designated group within the meaning of Section 414(o) of the Code.

(d) “Beneficiary” means the person, persons, trust and/or other entity designated by a Participant or otherwise entitled to receive benefits in the event of the Participant’s death as provided by the provisions of the Plan.

(e) “Board” means the Board of Directors of the Company, or any committee of the Board receiving delegated authority from the Board.

(f) “Code” means the Internal Revenue Code of 1986, as interpreted and applied by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

(g) “Code Section 415 Compensation” means an Employee’s wages as defined in Code Section 3401(a) from the Company and its Affiliates, but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employer or the services performed, plus any amount paid by the Company or an Affiliate during the Plan Year as a Contribution to this Plan or pre-tax employee contributions to any other plan maintained by the Company or any Affiliate if such contributions are excluded from the gross income of the Participant in accordance with Code Sections 125, 132(f)(4), or

402(g)(3) . Code Section 415 Compensation will be limited to the dollar amount in effect under Code Section 401(a)(17) for the Plan Year. Code Section 415 Compensation also includes payments made by the later of 2  1⁄2 months after severance from employment, or the end of the limitation year that includes the date of severance from employment, if, absent a severance from employment, such payments would have been paid to the Employee while the Employee continued in the employment with the Company, and are regular compensation for services during the Employee’s regular working hours, compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses or other similar compensation.

(h) “Company” means Xcel Energy Inc., the parent company of Nuclear Management Company, LLC.

(i) “Contribution(s)” means amounts designated by a Participant pursuant to Section 3.01(a) hereof, which are contributed by the Company in lieu of payment of an equal amount to the Participant as compensation, including Pre-tax Contributions and Roth 401(k) Contributions.

(j) “Eligible 401(k) Earnings” means a Participant’s gross earnings from the Company, including any Contributions to this Plan or pre-tax contributions to a Company sponsored flexible benefits plan, but excluding extraordinary payments such as meal allowances, reimbursed expenses, termination pay, moving pay, severance pay, tuition reimbursements, cash and non-cash taxable fringe benefits, commuting expenses, tax gross-up payments, deferred compensation, income from stock options and any contributions on behalf of the Participant paid by the Company to any other employee benefit plan (within the meaning of ERISA), all determined in accordance with such uniform rules, regulations or standards as may be prescribed by the Administrator. Only amounts earned while an Employee is a Participant shall be counted as Eligible 401(k) Earnings. The maximum Eligible 401(k) Earnings taken into account for any Participant with respect to any Plan Year shall be two hundred thousand dollars ($200,000) or such amount permitted pursuant to Code Section 401(a)(17) due to cost of living increases. In the event of a short Plan Year or other determination period of less than twelve (12) months, the annual limitation shall equal an amount determined by multiplying the otherwise applicable annual compensation limit for such year by a fraction, the numerator of which is the number of months in the short period, and the denominator of which is twelve (12).

(k) “Employee” means an employee of the Company. An individual shall only be treated as an employee if he or she is reported on the payroll records of the Company as a common law employee. This term does not include any other common law employee, independent contractor or any Leased Employee. The Company’s determination of an individual as an Employee or as something other than an Employee shall be conclusive for purposes of eligibility under this Plan. In particular, it is expressly intended that individuals not treated as common law employees by the Company in its payroll records are to be excluded from Plan participation even if a court or administrative agency determines that such individuals are common law employees pursuant to applicable law and not independent contractors.

(l) “Employer” means the Company and any Affiliate that adopts the Plan for the benefit of its Employees.

(m) “ERISA” means the Employee Retirement Income Security Act of 1974, as interpreted and applied by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time.

(n) “Highly Compensated Employee” means an employee of the Company or an Affiliate who satisfies either of the following conditions:

(i) The employee was at any time during the current or immediately preceding Plan Year a five percent (5%) owner within the meaning of Code Section 414(q)(2); or

(ii) The employee received Code Section 415 Compensation from the Company and its Affiliates during the immediately preceding Plan Year that, in the aggregate, exceeded the dollar threshold as provided and as indexed in accordance with Code Section 414(q) for cost-of-living adjustments.

(o) “Hour of Service” means each hour for which an Employee has been directly or indirectly compensated or paid, or entitled to such compensation or other payment, by an Employer for the performance of services.

(p) “Leased Employee” means any person who is not an employee of the Company or an Affiliate (the “recipient”) and who provides services to the recipient if (i) such services are provided pursuant to an agreement between the recipient and any other person (the “leasing organization”); (ii) such person has performed such services for the recipient on a substantially full-time basis for a period of at least one year; and (iii) such services are performed under the primary direction or control of the recipient.

(q) “Matching Contributions” means those contributions made by the Company pursuant to Section 3.03.

(r) “Money Purchase Transfer Account” means the portion of a Participant’s account attributable to amounts transferred to this Plan as a result of the merger of the former Nuclear Management Company Money Purchase Pension Plan into this Plan.

(s) “Participant” means any person who satisfies the requirements of Article II hereof and is eligible to participate in the Plan.

(t) “Period of Severance” means the period of time, calculated in years and daily fractions thereof, elapsing between an individual’s termination of employment and the date on which an Employee is again credited with an Hour of Service upon reemployment.

(u) “Plan” means the defined contribution plan herein contained, as amended and in effect from time to time, which plan shall be known as the “Nuclear Management Company, LLC NMC Savings and Retirement Plan”. The Plan was previously known as the “Nuclear Management Company LLC 401(k) Savings Plan” and includes the provisions of the Nuclear Management Company, LLC Money Purchase Pension Plan which was merged into this Plan. The governing documents for the Plan shall include this plan document, any amendments hereto, resolutions of the Board relating hereto and such uniformly applicable rules, regulations and standards promulgated by the Administrator consistent and in accordance with the terms hereof and ERISA and Code requirements.

(v) “Plan Year” means the twelve-(12) month period ending on any December 31.

(w) “Predecessor Plan” means the Xcel Energy 401(k) Savings Plan, the Alliant Energy Employee Savings Plan, the Consumers Energy 401(k) Plan, the Wisconsin Electric 401(k) Savings Plan, and the Wisconsin Public Service 401(k) Savings Plan. “Predecessor Employer” means Nuclear Management Company, LLC and “Predecessor Parent Utility Company” means Northern States Power Company, Alliant Energy Company, Wisconsin Electric, Consumers Energy and Wisconsin Public Service Company.

(x) “Pre-Retirement Survivor Annuity” means a death benefit which is an immediate annuity for the life of the Participant’s spouse the payments under which must be equal to the amount of benefit which can be purchased with the accounts of a Participant.

(y) “Pre-tax Contributions” mean the Contributions of a Participant pursuant to Section 3.01(a) that are not Roth 401(k) Contributions.

(z) “Retirement Earnings” means a Participant’s base salary or wages from the Company, including any pre-tax contributions to this Plan and the pre-tax salary reduction Benefits Plan sponsored by the Company, but excluding non-regular pay such as bonuses, incentive pay, overtime, shift differential, premium pay, perquisites, severance pay, tax gross-up payments, meal allowances , reimbursed expenses, termination pay, tuition reimbursements, moving pay, commuting expenses, deferred compensation, income from stock options and any contributions on behalf of the Participant paid by the Company to any other employee benefit plan (within the meaning of ERISA), all determined in accordance with such uniform rules, regulations or standards as may be prescribed by the Administrator . The maximum Retirement Earnings taken into account for any Participant with respect to any Plan Year beginning after December 31, 2001, shall be two hundred thousand dollars ($200,000), as adjusted for cost-of-living increases in accordance with Section 401 (a)(17)(B) of the Code. In the event of a short Plan Year or other determination period of less than twelve (12) months, the annual limitation shall equal an amount determined by multiplying the otherwise applicable annual compensation limit for such year by a fraction, the numerator of which is the number of months in the short period, and the denominator of which is twelve (12).

(aa) “Roth 401(k) Contributions” means the Contributions of a Participant pursuant to Section 3.01(a) that the Participant designates as Roth 401(k) deferrals described in Section 402A of the Code.

(bb) “Roth 401(k) Contributions Account” means a separate subaccount for tracking Participant’s Roth 401(k) contributions and earnings.

(cc) Effective as of June 26, 2013, or as may be indicated in the respective amendments, in the following respects: “Spouse” means a person to whom a Participant is lawfully married.

(dd) “Supplemental Contributions” means amounts contributed by Participants under the terms of the Predecessor Plan as after-tax contributions.

(ee) “Trust” means all sums of money and other property, together with all earnings, income and increment thereon, held in trust under the Plan pursuant to the terms hereof.

(ff) “Trustee” means Wells Fargo Bank, N.A. or any successor or successors thereto appointed by the Administrator pursuant to Section 8.01 hereof . Effective December 31, 2012, “Trustee” means the Vanguard Fiduciary Trust Company.

(gg) “Valuation Date” means each day the New York Stock Exchange is open for business.

(hh) “Vesting Service” means the service calculated in years and daily fractions thereof, as determined below:

(i)	Vesting Service includes the period commencing on the date the Employee is first credited with an Hour of Service (whether before or after January 1, 2001) and ending on the earliest to occur of the date of the Participant’s termination of employment , retirement, death, termination after failure to return from leave of absence within one (1) year, or termination after failure to return from a parental leave of absence within two (2) years, but including any Period of Severance of less than twelve (12) consecutive months .

(ii)	The Vesting Service of a Participant who at the time he or she incurs a Period of Severance has a vested right to any benefits derived from Employer Contributions hereunder shall not be subject to cancellation. In any other case , the Vesting Service of a person who incurs a Period of Severance which equals or exceeds sixty (60) consecutive months in duration shall be cancelled and disregarded for all purposes of the Plan, and such individual, upon becoming re-employed with the Employers, shall be treated for all purposes of the Plan as if he or she had not previously been employed by an Employer.

(iii)

Any person who performed services as an Employee of an Employer in any capacity other than as an eligible Employee shall, upon becoming an eligible Employee, be credited with Vesting Service for his or her employment in such other capacity,determined in accordance with this section.

(iv)	Notwithstanding the foregoing, no Vesting Service shall be credited for any period of employment with an Employer prior to the date it became an Employer.

ARTICLE II. PARTICIPATION

Section 2.01 Participation Date.

(a) Each Employee (other than interns, co-op and other student employees who perform services during summer or semester breaks or during school sessions as training in connection with an approved course of study) who is part of a bargaining unit and whose collective bargaining agreement allows for participation in this Plan as an eligible employee shall be eligible to participate in the Plan on the first (1st) day of employment with the Company or if later, the effective date of coverage as specified in a collective bargaining agreement between the Company or the Predecessor Employer and one or more bargaining representatives that covers such Employee (see Appendix A). Notwithstanding the foregoing, an Employee who is employed in a position covered by a collective bargaining agreement between the Company and one or more bargaining representatives shall be eligible to participate in this Plan only to the extent that such bargaining agreement provides (or permits) participation in this Plan and with such respective limitations as may be described within such collective bargaining agreement. An Employee who is covered under this Plan as of the date that he or she becomes represented by a collective bargaining representative shall continue to participate herein until such time, if any , as the collective bargaining agreement excludes such individual from participation.

(b) Notwithstanding the foregoing, an Employee who transferred employment from a Predecessor Parent Utility Company to employment with the Company and who elected at the time of transfer to continue accruing benefits under the parent company qualified defined benefit pension plan in lieu of the Employer Retirement Contribution made under this Plan shall not be eligible to participate in the Employer Retirement Contribution portion of the Plan.

Section 2.02 Transfers.

In the event a Participant transfers employment from an eligible job status to an excluded status, no subsequent Contributions shall be made to the Plan on the Participant’s behalf. In the event a person transfers employment to an eligible job status from an excluded status, such person shall be eligible to become a Participant hereunder as of the effective date of said transfer of employment.

Section 2.03 Leased Employees.

A Leased Employee shall not be eligible to participate in the Plan.

ARTICLE III. CONTRIBUTIONS

Section 3.01 Election to Make Contributions.

(a) An Employee eligible to make Contributions under the Plan may submit a deferral election to the Plan Administrator at any time, specifying the amount (in whole percentages) and type (either Roth 401(k) (effective May 1, 2006), Pre-tax, or a specific combination thereof) of Contributions to be withheld from each wage payment, which may include a requirement to utilize a telephone voice response or other automated election system. Any such election shall be effective as soon as administratively possible after receipt by the Administrator (or its delegate); provided, however, that except for occasional bona fide administrative considerations, Contributions made pursuant to such an election cannot precede the earlier of the performance of services relating to the Contribution or the date when the Compensation that is subject to the election would be currently available to the Employee in the absence of an election to defer. An eligible Employee is not required to file such election immediately upon becoming a Participant but may, subject to any rules the Administrator may adopt, file the election at a later date.

(b) An Employee’s election will remain in effect until superseded by another election. Contributions made to the Plan as one type, either Roth 401(k) or Pre-tax, may not later be reclassified as the other type. A Participant’s Roth 401(k) Contributions will be deposited in the Participant’s Roth 401(k) Contributions Account in the Plan. No contributions other than Roth 401(k) Contributions and properly attributable earnings will be credited to each participant’s Roth 401(k) Contributions Account, and gains, losses and other credits or charges will be allocated on a reasonable and consistent basis to such account.

(c) Amount. At the time of the election under Section 3.01 hereof, the Participant may select any rate of Contribution, which may be any whole percentage of Eligible 401(k) Earnings up to a maximum of fifty percent (50%) as either Roth 401(k) Contributions or Pre-tax Contributions or a combination thereof. For any Plan Year, the Administrator may increase or decrease the maximum amount of Contribution by providing a notice to Participants prior to the beginning of the year. In addition, a Participant who is age forty-nine (49) or older as of the end of the immediately preceding Plan Year shall be eligible to make “Catch-up Contributions” in accordance with, and subject to the limitations of, Code Section 414(v) and such rules as the Administrator may prescribe. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Sections 401 (k)(3), 401 (k)(11), 401(k)(12) or 410(b), as applicable, by reason of the making of such catch-up contributions.

(d) Change in Rate. Except as provided in Section 3.02, the rate of a Participant’s Contribution shall remain in effect and may be changed only after the Participant files an appropriate election in such form and in such manner as the Administrator prescribes, which may include a requirement to utilize a telephone voice response or other automated election system. Any such election shall be effective as soon as administratively possible after receipt by the Administrator (or its delegate).

(e) Payment. Contributions received by the Company through payroll deduction shall be remitted to the Trustee as soon as possible following the payroll deduction date but in no event later than fifteen (15) business days following the close of the month during which the payroll deduction occurs.

Section 3.02 Suspension of a Participant’s Contributions.

Notwithstanding the provisions of Section 3.01 hereof, a Participant may at any time elect to suspend making Contributions. An election to suspend Contributions shall be made in such form and in such manner as the Administrator prescribes, which may include a requirement to utilize a telephone voice response or other automated election system. Any such election shall be effective as soon as administratively possible after receipt by the Administrator (or its delegate), and shall remain in effect until an election to resume Contributions is filed in accordance with Section 3.02(c).

(a) Automatic Suspension. A Participant’s Contributions shall be automatically suspended for any period the Participant is not eligible pursuant to Section 2.02 hereof, during any uncompensated leave of absence including but not limited to FMLA and USERRA Leaves, and for a period of six (6) full calendar months following any hardship withdrawal under Section 6.05 hereof, any such period to be deemed a minimum period of suspension.

(b) Make-Up of Suspended Contributions. A Participant shall not be permitted to make up suspended Contributions or to make retroactive Contributions except as provided in the Heroes Earnings Assistance and Tax Relief Act (HEART), Section 3.06 or where the Administrator determines that an administrative or clerical error has occurred in determining or deducting from Compensation the amount of Contribution elected by the Participant.

(c) Resumption of Contributions. Provided that the minimum period of suspension under Section 3.02(b) has expired, if applicable, a Participant whose Contributions have been suspended may resume making Contributions by making an appropriate election in accordance with Section 3.01.

Section 3.03 Company Matching and Retirement Contributions.

(a) For each Plan Year, the Company shall make Matching Contributions to the Plan in the amount needed to allocate to the Account of each Participant, an amount equal to:

(i) one hundred (100%) percent of such portion of the Participant’s Contributions as does not exceed three percent (3%) of the Participant’s

Eligible 401(k) Earnings for the Plan Year ; plus

(ii) fifty (50%) percent of such portion of the Participant’s Contributions that exceeds three percent (3%) but does not exceed five percent (5%) of the Participant’s Eligible 401(k) Earnings for the Plan Year.

(b) If the Company makes Matching Contributions on a payroll or other periodic basis, and the Participant’s Contributions are suspended before the end of the Plan Year because of the limits imposed by Code Section 402(g), the Company shall make an additional Matching Contribution to such Participant for the Plan Year equal to the difference between the Matching Contribution credited to such Participant’s Account as of the last contribution period for such year and the Matching Contribution calculated under the foregoing paragraph.

(c) In addition, the Company will make a discretionary Employer Retirement Contribution for each Plan Year beginning on or after January 1, 2006 for eligible Participants, other than Employees described in 2.01(b) who otherwise satisfy the requirements of this subsection. The amount of such Employer Retirement Contribution shall be equal to five percent (5%) of each Participant’s Retirement Earnings for the Plan Year plus any additional amount, if any declared by the Board of the Company. Any Participant employed during the Plan Year shall be entitled to an allocation of Contributions for such year if the Participant is employed by the Company as of the last day of the Plan Year as an Employee who had Retirement Earnings in a non-excluded job class during the Plan Year. Any Participant employed during the Plan Year who is not employed by the Company as of the last day of the Plan Year by reason of retirement on or after attainment of age fifty-five (55) with ten (10) years of Vesting Service, Total and Permanent Disability or death shall also be entitled to an allocation of Contributions for such year, based only on Retirement Earnings actually paid to the Participant for such Plan Year.

(d) Matching and Employer Retirement Contributions made for a Plan Year shall be contributed to the Trust no later than the last day on which the Company may file its tax returns (including extensions thereon) for the fiscal year beginning with or within such Plan Year. Forfeitures may, at the election of the Administrator, be applied toward plan administration expenses or applied to reduce any Employer Contributions under the Plan.

Section 3.04 Rollover Contributions.

The Administrator may allow a Participant to make a rollover contribution to this Plan of all or any part of an “eligible rollover distribution” (as defined in Code Section 402(c)(4)) received by the Participant (but excluding any after-tax employee contributions) from another plan qualified under Section 401(a) or 403(a) of the Code, an annuity contract described in Section 403(b) of the Code, an eligible plan under Section 457 of the Code maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, or received by the Participant from an individual retirement account which holds only an “eligible rollover distribution” (but excluding any after-tax employee contributions, except qualified Roth 401(k) contributions from a previous employer 401 (k) or 403(b) plan) received from any such plan, or transferred to this Plan in a “direct rollover” under Section 401(a)(31) of the Code from another eligible plan. In its discretion, the Administrator may condition acceptance of the rollover contribution upon receipt of satisfactory evidence demonstrating that the contribution is eligible for rollover treatment in accordance with applicable provisions of the Code. Rollover Contributions shall not be considered Participant Contributions for purposes of plan limits on deferrals under Code Section 402(g) or annual additions limit under Code Section 415.

Section 3.05 Limit on Contributions.

The maximum amount of Participant Contributions made on behalf of any Participant for any calendar year, under this Plan and other plans of the Company or any Affiliate, shall not exceed the limitation in effect for such year under Section 402(g) of the Code. The Administrator may prospectively decrease or cease a Participant’s Contributions with or without the Participant’s consent if the Administrator determines such action to be necessary to ensure the Participant’s Contributions do not exceed the limit described herein.

(a) Automatic Distribution. In the event that this limitation is exceeded for any year taking into account Contributions to this Plan and elective deferral contributions to other plans maintained by the Company or an Affiliate, the excess contributions, together with all income on such excess for the year in which the excess contribution was made will be distributed to the Participant on or before the first April 15 following the end of the calendar year for which the limitation has been exceeded.

(b) Participant Election. In the event that a Participant provides timely notice in accordance with Section 402(g)(3) of the Code that the Section 402(g) limitation has been exceeded for any year taking into account not only this Plan and other plans maintained by the Company and its Affiliates, but also by taking into account plans maintained by other employers, the excess designated by the Participant, together with all income on such excess for the year in which the excess contribution was made may, but need not, be returned to the Participant. If the Administrator elects to distribute the amount of any excess, distribution shall be made no later than the first April 15 following the end of the calendar year for which the limitation has been exceeded.

Section 3.06 Special Rules Applicable to Returning Veterans.

The following provisions shall apply to a Participant who is absent from active employment with the Company on account of military service and who returns from such military service to active employment with the Company under terms and conditions that entitle the Participant to the protections of the Uniformed Services Employment and Reemployment Rights Act of 1994 and the Heroes Earnings Assistance and Tax Relief Act (HEART), as amended:

(a) Make-Up Contributions. The Participant may elect (either in lieu of or in addition to the Contributions that the Participant may elect to make under Section 3.01 with respect to 401(k) Eligible Earnings earned on and after his reemployment) to make Contributions with respect to his period of eligible military service. The Participant may elect these make-up Contributions during the period that begins on the date of the Participant’s reemployment from covered military service and extends for five (5) years from the date of reemployment or for a period equal to three (3) times the Participant’s period of covered military service, whichever is less. The make-up Contributions may not exceed the maximum amount of Contributions that would have been permitted under the Plan and applicable Code provisions had the Participant been continuously employed by the Company during the period of military service, reduced by the amount of Contributions actually made by the Participant during the period of military service.

(b) Eligible 401 (k) Earnings. For purposes of determining the maximum amount of make-up Contributions permissible under Section 3.06(a), the Participant’s “Eligible 401(k) Earnings” during the period of eligible military service shall be deemed to equal the rate of pay that the Participant would have received from the Company but for the military service; provided that if such amount cannot be determined with reasonable certainty, the Participant’s “Eligible 401(k) Earnings” for the period of military service shall be deemed to equal the Participant’s average Eligible 401 (k) Earnings from the Company for the twelve (12) month period immediately preceding the Participant’s military service (or if the Participant was employed for less than the full twelve (12) month period immediately preceding his military service, the Participant’s average Eligible 401(k) Earnings from the Company for the Participant’s entire period of employment with the Company preceding the Participant’s military service).

(c) Matching and Employer Retirement Contributions. The Company shall make a Matching Contribution with respect to make-up Contributions in an amount equal to the amount of Matching Contributions that would have been made on behalf of the Participant had the make-up Contributions been made during the period of military service and shall make an Employer Retirement Contribution equal to the amount that the Participant would have received as a Money Purchase Plan Contribution and/or Employer Retirement Contribution under the Plan but for the military service leave based upon imputed compensation determined under the USERRA regulations.

(d) Earnings Not Credited. No adjustment shall be made to a Participant’s account to reflect the gain or loss that would have been credited (or charged) to a Participant’s account had the make-up Contributions and Matching Contributions described in this Section 3.06 been made during the period of military service rather than following the Participant’s return to active employment.

Section 3.07 Actual Deferral Percentage Test.

The Plan is subject to the limitations of Code Section 401(k), which are incorporated herein by this reference. The following provisions shall apply with respect to any Plan Year:

(a) Limitation. The actual deferral percentage for the Plan Year for the group of Highly Compensated Employees who are eligible to participate in the Plan shall not exceed the greater of:

(i) one hundred twenty-five (125%) percent of the actual deferral percentage for the Plan Year for all employees eligible to participate in the Plan other than Highly Compensated Employees (“Non-Highly Compensated Employees”);or

(ii)the lesser of (A) the actual deferral percentage for the group of Non-Highly Compensated Employees for the Plan Year plus two (2%) percent; or (B) two (2) times the actual deferral percentage for the group of Non-Highly Compensated Employees for the Plan Year.

(b) Calculation of Deferral Percentages. The deferral percentage for any Employee is calculated by dividing the amount of the Employee’s Contributions for the Plan Year by the Employee’s Code Section 415 Compensation for the year. The actual deferral percentage for the group of Highly Compensated Employees who are eligible to participate in the Plan and the group of Non-Highly Compensated Employees who are eligible to participate in the Plan is the average of the deferral percentages calculated separately for each individual member of the applicable group, including members whose deferral percentage is zero (0).

(c) Qualified nonelective contributions cannot be taken into account in determining the deferral percentage for a Plan Year for a Non-Highly Compensated Employee to the extent such contributions exceed the product of that Non-Highly Compensated Employee’s Code Section 414(s) Compensation and the greater of five percent (5%) or two (2) times the Plan’s “representative contribution rate.” Any qualified nonelective contribution taken into account under an Actual Contribution Percentage test is not permitted to be taken into account for purposes of this subsection (including the determination of the “representative contribution rate” under this subsection). For purposes of this section:

(i) The Plan’s “representative contribution rate” is the lowest “applicable contribution rate” of any eligible Non-Highly Compensated Employee among a group of eligible Non-Highly Compensated Employees that consists of half of all eligible Non-Highly Compensated Employees for the Plan Year (or, if greater, the lowest “applicable contribution rate” of any eligible Non-Highly Compensated Employee who is in the group of all eligible Non-Highly Compensated Employees for the Plan Year and who is employed by the Employer on the last day of the Plan Year), and

(ii) The “applicable contribution rate” for an eligible Non-Highly Compensated Employee is the sum of the qualified matching contributions taken into account in determining the deferral percentage for the eligible Non-Highly Compensated Employee for the Plan Year and the qualified nonelective contributions made for the eligible Non-Highly Compensated Employee for the Plan Year, divided by the eligible Non-Highly Compensated Employee’s Code Section 414(s) Compensation for the same period.

(d) Notwithstanding the above, qualified nonelective contributions that are made in connection with an Employer’s obligation to pay prevailing wages under the Davis-Bacon Act (46 Stat. 1494), Public Law 71-798, Service Contract Act of 1965 (79 Stat. 1965), Public Law 89-286, or similar legislation may be taken into account for a Plan Year for a Non-Highly Compensated Employee to the extent such contributions do not exceed 10 percent (10%) of that Non-Highly Compensated Employee’s Code Section 414(s) compensation.

(e) Qualified matching contributions may only be used to calculate a deferral percentage to the extent that such qualified matching contributions are matching contributions that are not precluded from being taken into account under the contribution percentage test for the Plan Year under the regulations under Code Section 401 (m) and as set forth in Section 3.07(c).

(f) Limitation on Qualified Employer Contributions. Qualified nonelective contributions and qualified matching contributions cannot be taken into account to determine an Actual Deferral Percentage to the extent such contributions are taken into account for purposes of satisfying any other Actual Deferral Percentage test, any Actual Contribution Percentage test, or the requirements of Treasury regulation section 1.401(k)-3, 1.401(m)-3, or 1.401(k)-4. Thus, for example, matching contributions that are made pursuant to Treasury regulation section 1.401(k)-3(c) cannot be taken into account under the Actual Deferral Percentage test. Similarly, if a plan switches from the current year testing method to the prior year testing method pursuant to Treasury regulation section 1.401(k)-2(c), qualified nonelective contributions that are taken into account under the current year testing method for a year may not be taken into account under the prior year testing method for the next year.

(g) Deferral Percentage of Highly Compensated Employee Multiple Plans. The actual deferral ratio percentage of any Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to have Contributions (and qualified nonelective contributions and/or qualified matching contributions, if treated as Contributions for purposes of the Actual Deferral Percentage test) allocated to such Participant’s accounts under two (2) or more cash or deferred arrangements described in Code Section 401(k), that are maintained by the Company or an Affiliate, shall be determined as if such Contributions (and, if applicable , such qualified nonelective contributions and/or qualified matching contributions) were made under a single arrangement. If a Highly Compensated Employee participates in two (2) or more cash or deferred arrangements of the Company or an Affiliate that have different Plan Years, then all Contributions made during the Plan Year being tested under all such cash or deferred arrangements shall be aggregated, without regard to the plan years of the other plans. However, for Plan Years beginning before January 1, 2006, if the plans have different Plan Years, then all such cash or deferred arrangements ending with or within the same calendar year shall be treated as a single cash or deferred arrangement. Notwithstanding the foregoing, certain plans shall be treated as separate if mandatorily disaggregated under the regulations of Code Section 401(k).

(h) Plans Using Different Testing Methods for the Actual Deferral Percentage Test and the Actual Contribution Percentage Test. Except as otherwise provided in this subsection, the Plan may use the current year testing method or prior year testing method for the Actual Deferral Percentage test for a Plan Year without regard to whether the current year testing method or prior year testing method is used for the Actual Contribution Percentage test for that Plan Year . The company has elected to use the “current year” test for ADP calculation. However, if different testing methods are used, then the Plan cannot use:

(i) the recharacterization method of Treasury Regulation Section 1.401(k)-2(b)(3) to correct excess contributions for a Plan Year;

(ii) the rules of Treasury Regulation Section 1.401(m)- 2(a)(6)(ii) to take Contributions into account under the Actual Contribution Percentage test (rather than the Actual Deferral Percentage test); or

(iii) the rules of Treasury Regulation Section 1.401(k)- 2(a)(6)(v) to take qualified matching contributions into account under the Actual Deferral Percentage test (rather than the Actual Contribution Percentage test) .

(i) Limits on Contributions. The Administrator may, from time to time, establish limits (and, as appropriate, modify any such limit) on the amount or percentage of Contributions that may be made by Highly Compensated Employees for the Plan Year. In addition, the Administrator may prospectively decrease the rate of Contributions of any Participant at any time, if the Administrator determines that such action is necessary or desirable to enable the Plan to comply or to ensure compliance with the actual deferral percentage limitations described in this section.

(j) Correction of ADP Test Failure. If the actual deferral percentage of the Highly Compensated Employees exceeds the applicable deferral percentage limitations for the Plan Year, the Administrator may authorize the Company to contribute an amount of qualified nonelective contributions that shall be treated as elective contributions as necessary for the actual deferral percentage test to be met for the Plan Year in accordance with Treasury regulations. The qualified nonelective contributions shall be allocated among the Non-Highly Compensated Employees who are employed on the last day of the Plan Year on a pro rata basis.

(k) Correction of Excess Contributions. In addition to or in lieu of the correction described in paragraph (d), if the actual deferral percentage of the Highly Compensated Employees exceeds the applicable deferral percentage limitations for the Plan Year, unless all or a part of such excess Contributions are reclassified as catch-up Contributions described in Code Section 414(v), the Administrator may authorize that the excess Contributions, together with income on such Contributions for the Plan Year in which the Contributions were made, be distributed to the affected Highly Compensated Employees on or before the last day of the Plan Year following the Plan Year to which the excess Contributions relate; provided that the Company will be subject to an excise tax if excess Contributions are not distributed within two and one-half (2  1⁄2) months following the close of the Plan Year in which the Contributions were made to the extent that a Highly Compensated Employee has not reached his or her catch-up Contribution limit, excess contributions allocated to such Highly Compensated Employee will be so classified and not be treated as excess Contributions. The aggregate amount of excess Contributions to be refunded shall equal the excess of the Contributions made to the Plan by the Highly Compensated Employees over the amount that is permitted under the limitation described in paragraph (a). The aggregate amount required to be refunded shall be refunded to the Highly Compensated Employees with the highest amount of Contributions, beginning with the Highly Compensated Employee with the highest amount of Contributions and continuing the refunds, to the extent necessary, until all Highly Compensated Employees have the same dollar amount of Contributions, and then reducing those amounts equally. The amount required to be distributed to any Highly Compensated Employee shall be reduced by the amount of excess Contributions (if any) previously distributed to the Employee in accordance with Section 3.06 in order to comply with Section 402(g)(5) of the Code. In addition, the amount of any Matching Contributions made with respect to excess Contributions that are refunded, together with income on such Matching Contributions for the Plan Year in which the Matching Contributions were made, shall be distributed to the applicable affected Highly Compensated Employee at the same time as the excess Contributions are distributed. If both pre-tax Contributions and Roth 401(k) Contributions were made for the Plan Year, the Highly Compensated Employees may designate that the amount required to be distributed be made from Pre-Tax, Roth 401(k) or both types of Contributions.

(l) Distribution of Income Attributable to Excess Contributions. Distributions of excess Contributions must be adjusted for income (gain or loss). The Administrator has the discretion to determine and allocate income using any of the methods set forth below:

(i) Reasonable Method of Allocating Income . The Administrator may use any reasonable method for computing the income allocable to excess Contributions, provided that the method does not violate Code Section 401(a)(4), is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income to Participant’s accounts. A Plan will not fail to use a reasonable method for computing the income allocable to excess Contributions merely because the income allocable to excess Contributions is determined on a date that is no more than seven (7) days before the distribution.

(ii) Alternative Method of Allocating Income. The Administrator may allocate income to excess Contributions for the Plan Year by multiplying the income for the Plan Year allocable to the Contributions and other amounts taken into account under the Actual deferral percentage test (including contributions made for the Plan Year), by a fraction, the numerator of which is the excess Contributions for the Employee for the Plan Year, and the denominator of which is the sum of the:

(a) account balance attributable to Contributions and other amounts taken into account under the Actual deferral percentage test as of the beginning of the Plan Year, and

(b) any additional amount of such contributions made for the Plan Year.

(m) Corrective contributions. If a failed Actual Deferral Percentage test is to be corrected by making an Employer contribution, then the provisions of the Plan for the corrective contributions shall be applied by limiting the contribution made on behalf of any Non-Highly Compensated Employee pursuant to such provisions to an amount that does not exceed the targeted contribution limits of Section 3.07(c), or in the case of a corrective contribution that is a Qualified Matching Contribution, the targeted matching contribution limit of Section 3.08 (c).

Section 3.08 Actual Contribution Percentage Test.

The Plan is subject to the limitations of Code Section 401(m), which are incorporated herein by this reference. As of the date of this restatement, the Plan is intended to automatically satisfy the actual contribution percentage test of Code Section 401(m)(2) by complying with the requirements of Code Section 401(m)(11). However, if the Plan is amended for any later year to cease compliance with Code Section 401(m)(11), the following provisions shall apply with respect to each subsequent Plan Year :

(a) Limitation. The actual contribution percentage for the Plan Year for the group of Highly Compensated Employees who are eligible to participate in the Plan shall not exceed the greater of:

(i) one hundred twenty-five (125%) percent of the actual contribution percentage for the Plan Year for the Non-Highly Compensated Employees; or

(ii) the lesser of (A) the actual contribution percentage for the group of Non-Highly Compensated Employees for the Plan Year plus two (2%)

percent; or (B) two (2) times the actual contribution percentage for the group of Non-Highly Compensated Employees for the Plan Year.

(b) Calculation of Contribution Percentages. The contribution percentage for any Employee is calculated by dividing the amount of the Employee’s Matching Contributions for the Plan Year by the Employee’s Code Section 415 Compensation for the year. The actual contribution percentage for the group of Highly Compensated Employees who are eligible to participate in the Plan and the group of Non-Highly Compensated Employees who are eligible to participate in the Plan is the average of the contribution percentages calculated separately for each individual member of the applicable group, including members whose contribution percentage is zero (0).

(c) Targeted matching contribution limit. A matching contribution with respect to a Contribution for a Plan Year is not taken into account under the actual contribution percentage test for a Non-Highly Compensated Employee to the extent it exceeds the greatest of:

(i) five percent (5%) of the Non-Highly Compensated Employee’s Code Section 414(s) compensation for the Plan Year;

(ii) the Non-Highly Compensated Employee’s Contributions for the Plan Year; and

(iii) the product of two (2) times the Plan’s “representative matching rate” and the Non-Highly Compensated Employee’s Contributions for the Plan Year.

(d) Representative Matching Rate. For purposes of this Section, the Plan’s “representative matching rate” is the lowest “matching rate” for any eligible Non-Highly Compensated Employee among a group of Non-Highly Compensated Employees that consists of half of all eligible Non-Highly Compensated Employees in the Plan for the Plan Year who make Contributions for the Plan Year (or, if greater, the lowest “matching rate” for all eligible Non-Highly Compensated Employees in the Plan who are employed by the Employer on the last day of the Plan Year and who make Contributions for the Plan Year).

(e) Matching Rate. For purposes of this Section, the “matching rate” for an Employee generally is the matching contributions made for such Employee divided by the Employee’s Contributions for the Plan Year. If the matching rate is not the same for all levels of Contributions for an Employee, then the Employee’s “matching rate” is determined assuming that an Employee’s Contributions are equal to six percent (6%) of Code Section 414(s) compensation.

(f) QNEC. Qualified nonelective contributions cannot be taken into account under the actual contribution percentage test for a Plan Year for a Non- Highly Compensated Employee to the extent such contributions exceed the product of that Non-Highly Compensated Employee’s Code Section 414(s) compensation and the greater of five percent

(5%) or two (2) times the Plan’s “representative contribution rate.” Any qualified nonelective contribution taken into account under an actual deferral percentage test under Treasury Regulation Section 1.401(k)-2(a)(6) (including the determination of the “representative contribution rate” for purposes of Treasury Regulation Section 1.401(k)-2(a)(6)(iv)(8)) is not permitted to be taken into account for purposes of this Section (including the determination of the “representative contribution rate” for purposes of subsection (g) below):

(g) Representative Contribution Rate. The Plan’s “representative contribution rate” is the lowest “applicable contribution rate” of any eligible Non-Highly Compensated Employee among a group of eligible Non-Highly Compensated Employees that consists of half of all eligible Non-Highly Compensated Employees for the Plan Year (or, if greater, the lowest “applicable contribution rate” of any eligible Non-Highly Compensated Employee who is in the group of all eligible Non-Highly Compensated Employees for the Plan Year and who is employed by the Employer on the last day of the Plan Year), and

(h) Applicable Contribution Rate. The “applicable contribution rate” for an eligible Non-Highly Compensated Employee is the sum of the matching contributions (as defined in Regulation Section 1.401(m)-1(a)(2)) taken into account in determining the contribution ratio for the eligible Non-Highly Compensated Employee for the Plan Year and the qualified nonelective contributions made for that Non-Highly Compensated Employee for the Plan Year, divided by that Non-Highly Compensated Employee’s Code Section 414(s) compensation for the Plan Year.

(i) Prevailing Wage. Notwithstanding the above, qualified nonelective contributions that are made in connection with an Employer’s obligation to pay prevailing wages under the Davis-Bacon Act (46 Stat. 1494), Public Law 71-798, Service Contract Act of 1965 (79 Stat. 1965), Public Law 89-286, or similar legislation can be taken into account for a Plan Year for a Non-Highly Compensated Employee to the extent such contributions do not exceed 10 percent (10%) of that Non-Highly Compensated Employee’s Code Section 414(s) compensation.

(j) ACR of HCE if multiple plans. The contribution ratio for any Participant who is a Highly Compensated Employee and who is eligible to have matching contributions or after-tax Employee contributions allocated to his or her account under two (2) or more plans described in Code Section 401(a), or arrangements described in Code Section 401(k) that are maintained by the same Employer, shall be determined as if the total of such contributions was made under each plan and arrangement. If a Highly Compensated Employee participates in two (2) or more such plans or arrangements that have different plan years ,then all matching contributions and after-tax Employee contributions made during the Plan Year being tested under all such plans and arrangements shall be aggregated, without regard to the plan years of the other plans. For plan years beginning before January 1, 2006, all such plans and arrangements ending with or within the same calendar year shall be treated as a single plan or arrangement. Notwithstanding the foregoing , certain plans shall be treated as separate if mandatorily disaggregated under the Treasury Regulations of Code Section 401(m).

(k) Plans Using Different Testing Methods for the ACP and ADP test. Except as otherwise provided in this Section, the Plan may use the current year testing method or prior year testing method for the actual contribution percentage test for a Plan Year without regard to whether the current year testing method or prior year testing method is used for the actual deferral percentage test for that Plan Year. However,if different testing methods are used, then the Plan cannot use:

(i) The recharacterization method of Treasury Regulation Section 1.401(k)-2(b)(3) to correct excess contributions for a Plan Year;

(ii) The rules of Regulation Section 1.401(m)-2(a)(6)(ii) to take Contributions into account under the actual contribution percentage test (rather than the actual deferral percentage test); or

(iii) The rules of Treasury Regulation Section 1.401(k)-2(a)(6) to take qualified matching contributions into account under the actual deferral percentage test (rather than the actual contribution percentage test).

(l) Limits on Contributions. The Administrator may, from time to time, establish limits (and, as appropriate, modify any such limit) on the amount or percentage of Matching Contributions that may be made by Highly Compensated Employees for the Plan Year. In addition, the Administrator may prospectively decrease the rate of Matching Contributions of any Participant at any time, if the Administrator determines that such action is necessary or desirable to enable the Plan to comply or to ensure compliance with the actual contribution percentage limitations described in this section.

(m) Correction of ACP Test Failure. If the actual contribution percentage of the Highly Compensated Employees exceeds the applicable contribution percentage limitations for the Plan Year, the Administrator may authorize the Company to contr ibute an amount of qualified nonelective contributions that shall be treated as matching contributions as necessary for the actual deferral percentage test to be met for the Plan Year in accordance with Treasury regulations. The qualified nonelective contributions shall be allocated among the Non-Highly Compensated Employees who are employed on the last day of the Plan Year on a pro rata basis.

(n) Correction of Excess Aggregate Contributions. In addition to or in lieu of the correction specified in paragraph (d), if the actual contribution percentage of the Highly Compensated Employees exceeds the applicable contribution percentage limitations for the Plan Year, the Administrator may authorize that the excess aggregate Matching Contributions, together with income on such Matching Contributions for the Plan Year in which the Matching Contributions were made, be distributed to the affected Highly Compensated Employees on or before the last day of the Plan Year following the Plan Year to which the excess aggregate Matching Contributions relate; provided that the Company will be subject to an excise tax if excess aggregate Matching Contributions are not distributed within two and one-half (2  1⁄2) months following the close of the Plan Year in which the Matching Contributions were made. The aggregate amount of excess Matching Contributions to be refunded shall equal the excess of the Matching Contributions made to the Plan on behalf of the Highly Compensated Employees over the amount that is permitted under the limitation described in paragraph (a). The aggregate amount required to be refunded shall be refunded to the Highly Compensated Employees with the highest amount of Matching Contributions and continuing the refunds, to the extent necessary, until all Highly Compensated Employees have the same dollar amount of Matching Contributions, and then reducing those amounts equally.

(o) Distribution of Income Attributable to Excess Aggregate Contributions. Distributions of Excess Aggregate Contributions must be adjusted for income (gain or loss). For the purpose of this Section, “income” shall be determined and allocated in accordance with the provisions of Section 3.07(1), except that such Section shall be applied by substituting “Excess Contributions” with “Excess Aggregate Contributions” and by substituting amounts taken into account under the actual contribution percentage test for amounts taken into account under the actual deferral percentage test.

(p) Corrective contributions. If a failed actual contribution percentage test is to be corrected by making an Employer contribution, then the provisions of the Plan for the corrective contributions shall be applied by limiting the contribution made on behalf of any Non-Highly Compensated Employee pursuant to such provisions to an amount that does not exceed the targeted contribution limits of Section 3.07(c) and 3.08(c).

ARTICLE IV. INVESTMENTS

Section 4.01 Direction of Investments Participant Direction.

(a) Each Participant shall direct, in such form and in such manner as the Administrator prescribes, the percentage (in whole integers) of his Account which shall be invested in each investment fund established pursuant to Section 4.03 hereof. The election procedures established by the Administrator may include a requirement to utilize a telephone voice response or other automated election system. Any such election shall be effective as soon as administratively possible after receipt by the Administrator (or its delegate).

(b) Failure to Direct. If a Participant receives contributions but fails to designate one (1) or more investment funds to allocate such contributions to, the Plan Administrator shall direct the Trustee to invest the Participants’ account in one (1) or more default funds designated by the Plan Administrator. Such default funds should be “qualified default investment alternatives “ described pursuant to final regulations of the U.S. Department of Labor under Section 404(c) of ERISA when such regulations take effect.

(c) Changes in Investment Direction. A Participant may at any time elect, pursuant to such rules as the Administrator may establish in accordance with Section 4.01(a) for Participant investment directions, to change his investment direction with respect to future contributions. The Participant shall designate the percentage (in whole integers) of future contributions that are to be allocated to a particular investment fund. Any such election shall be effective as soon as administratively possible after receipt by the Administrator (or its delegate).

(d) Participant Confirmation. The Participant shall be responsible for determining that contributions are invested in accordance with his current investment direction.

Section 4.02 Reallocation of Accounts.

Each Participant may at any time direct, pursuant to such rules as the Administrator may establish in accordance with Section 4.01(a) for Participant investment direction, to reallocate the Participant’s Account among the available investment funds. Any such election shall be effective as soon as administratively possible after receipt by the Administrator (or its delegates). A confirmation of the reallocation transaction will be provided to the Participant, and the Participant shall be responsible for determining the accuracy of the transaction.

Section 4.03 Investment Fund.

(a) Establishment of Funds. As provided in Department of Labor Regs. § 2550.404c-1 (b)(3)(i)(B), there shall be three (3) or more investment funds for the investment of Plan assets. Investment funds shall be established at the discretion of the Administrator, with such titles and investment characteristics as shall be determined by the Administrator and communicated to Participant. Any fund may be eliminated at the discretion of the Administrator and in compliance with the Investment Policy after notice to Participants and reallocation of such amounts to remaining funds.

(b) Common or Mutual Funds. Any or all of the investment funds may be invested in common or mutual funds at the discretion of the Administrator and pursuant to the provisions thereof.

(c) Pending Investments. Pending investment of securities of a character described for the fund, any part of a fund may be invested in savings accounts or other deposits with a bank, commercial paper or other short-term securities, not including any securities of the Company.

(d) Participant Direction. Each Participant’s Account and future Contributions shall be invested in the various funds as directed by the Participant pursuant to Sections 4.01 and 4.02 hereof; provided that the Administrator, in its discretion, may promulgate special rules to take into account the nature of any particular investment fund or funds including, but not limited to, imposing restrictions or penalties for short term trading of shares within such funds.

Section 4.04 Funding Policy.

The funding policy for the Plan is that Plan assets shall be managed in a manner consistent with ERISA and the Code and the general investment objectives for the applicable funds and for the purpose of defraying the reasonable expenses of administering the Plan. The Administrator shall have primary responsibility for carrying out the funding policy, and in addition to its specific responsibilities set forth elsewhere in the Plan, shall establish and communicate to the Trustee and/or other investment manager the general investment policy and objectives for the funds designated pursuant to Section 4.03 hereof.

ARTICLE V. PARTICIPANT ACCOUNTS

Section 5.01 Description of Participant Account.

An Account shall be established for each Participant with separate sub-accounts to reflect the value of (a) Pre-tax Contributions, and pre-tax contributions transferred from a Predecessor Plan, if applicable, and earnings or losses thereon; (b) Supplemental Contributions transferred from a Predecessor Plan and earnings or losses thereon; (c) Rollover Contributions and earnings or losses thereon; (d) Employer Retirement Contributions; (e) Safe Harbor Matching Contributions and matching contributions transferred from a Predecessor Plan, if any, and earnings or losses thereon; (f) amounts attributable to a Participant’s Money Purchase Transfer Account and earnings or losses thereon; (g) Roth 401 (k) Contributions and earnings or losses thereon; and other employer contributions made under a Predecessor Plan, if any, and earnings or losses thereon.

Section 5.02 Allocation of Participant Deposits.

Subject to the limitations in Section 12.06 hereof, the Administrator (or its delegate) shall credit the Participant’s Pre-tax Contributions , Supplemental Contributions, Rollover Contributions, Employer Retirement Contributions, Matching Contributions and Roth 401(k) Contributions to the appropriate accounts and investment subaccounts as received and in accordance with the Participant’s directions given pursuant to Section 4.01 hereof.

Section 5.03 Allocation of Changes in Value.

As of the end of each Valuation Date, the Trustees shall value each investment fund under Section 4.03 hereof, and the Administrator (or its delegate) shall adjust each Participant’s investment subaccount balances to reflect the effect of income received, any changes in fair market value, expenses and all other transactions since the preceding business day respecting the particular fund based on the Participant’s pro rata share of such fund.

Section 5.04 Quarterly Statement for Participants.

As soon as possible following the end of each calendar quarter, the Trustee shall prepare for each Participant, in a form prescribed by the Administrator, a statement reflecting the status of the Participant’s Account as of the end of the quarter.

Section 5.05 Valuation Date.

Whenever a distribution to or withdrawal by a Participant, Beneficiary or alternate payee is made, the amount paid to such individual shall be based on the value of his Account as of the Valuation Date immediately preceding the date of the distribution or withdrawal.

ARTICLE VI. BENEFITS

Section 6.01 Eligibility for Benefits.

(a) Termination of Employment or Disability. The portion of a Participant’s Account that is not attributable to a Money Purchase Transfer Account hereunder is fully vested and nonforfeitable. The Plan shall disregard Contributions in applying the vesting provisions of the Plan to other contributions or benefits under Code Section 411(a)(2). However, the Plan shall otherwise take a Participant’s Contributions into account in determining the Participant’s vested benefits under the Plan. Thus, for example, the Plan shall take Elective Contributions into account in determining whether a Participant has a nonforfeitable right to contributions under the Plan for purposes of forfeitures , and for applying provisions permitting the repayment of distributions to have forfeited amounts restored, and the provisions of Code Sections 410(a)(5)(D)(iii) and 411(a)(6)(D)(iii) permitting a plan to disregard certain service completed prior to breaks-in-service (sometimes referred to as “the rule of parity”). A Participant who has a severance from employment from the Company and its Affiliates, or a Participant who is determined to be totally and permanently disabled (within the meaning of Section 72(m)(7) of the Code) shall be entitled, in accordance with Section 6.02,to receive the balance of his Account.

(b) Death. Upon the death of a Participant, either before or after termination of employment, the balance of the Participant’s Account (excluding any portion attributable to a Money Purchase Transfer Account and Employer Retirement Contributions) shall be payable pursuant to Section 6.02 hereof to the Participant’s Beneficiary. Any designation of Beneficiary shall be in writing and filed with the Administrator on the form and in the manner prescribed by the Administrator and may be changed or withdrawn from time to time by the Participant. In the event the Participant is married, the Beneficiary shall be the Participant’s Spouse unless the Spouse consents in writing to the designation of an alternative Beneficiary and such consent is witnessed by a notary public. In the event no valid designation of Beneficiary is on file at the date of death or no designated Beneficiary or Spouse survives him, the Participant’s estate shall be deemed to be the Beneficiary.

(c) Vesting of Money Purchase Transfer Account and Employer Retirement Contributions Account. Each Employee on January 1, 2001, who elected to participate in the predecessor Money Purchase Plan at the time such Employee transferred to employment with the Predecessor Employer from a parent utility company shall be one hundred percent (100%) vested in his or her Money Purchase Transfer Account and Employer Retirement Contributions Account at all times. Each Participant who first became employed with the Predecessor Employer or with the Company after January 1, 2001 and is not described in Section 2.01(b), shall become fully vested in his or her Money Purchase Transfer Account and Employer Retirement Contributions Account if the Participant’s severance from employment with the Company and its Affiliates occurs:

(i) on or after attainment of age sixty -five (65);

(ii) by reason of a “total and permanent disability” as such term is defined in the a Disability Plan sponsored by the Company;

(iii) by reason of death or;

(iv) after the Participant’s completion of at least three (3) years of Vesting Service.

If a Participant’s severance from employment with the Company and its Affiliates occurs other than by reason of one of the events described above, then the balance in the Participant’s Money Purchase Transfer Account and Employer Retirement Contributions Account shall be forfeited after a Period of Severance longer than sixty(60) months.

Section 6.02 Form and Time of Payment.

(a) Form of Payment. Subject to the special rules described in Section 6.02(d) and below, Plan distributions shall be paid in one of the following forms:

(i) a single lump sum in cash;

(ii) annual or more frequent periodic installments of a specific dollar amount or substantially equal payments over a term certain not exceeding the life expectancy of the Participant or the joint and last survivor life expectancy of the Participant and his designated beneficiary.

Subparagraphs 6.02(b) through (e) shall apply solely to a Participant’s Money Purchase Transfer Account.

(b) Form of Payment Money Purchase Transfer Account. Unless the Participant has validly elected an alternate form of distribution, the value of a Participant’s Money Purchase Transfer Account that is distributable under this Section 6.02(b) shall be applied towards the purchase of an annuity contract from a licensed insurance company. In the case of an unmarried Participant , the annuity contract shall provide for a benefit payable for the Participant’s life, with no survivor benefits following the Participant’s death. In the case of a married Participant, the annuity contract shall provide for a benefit payable in the form of a joint and fifty percent (50%) survivor annuity (or such higher survivor annuity as the Participant may elect, not to exceed (100%) one hundred percent) with the Participant’s Spouse as the joint annuitant.

(c) Election of Single Sum Payment Money Purchase Transfer Account. A Participant may make a written election to reject the normal form of benefit applicable to him or her under subsection (b) and to instead receive payment in the form of a single sum payment. Any such written election may be made or revoked by the Participant at any time within the ninety (90) day period immediately preceding the annuity purchase date. The Administrator shall provide the Participant, at least thirty (30) and no more than ninety (90) days prior to the annuity purchase date, with a written notice explaining the normal form of annuity benefit, the financial effects of annuity and single sum payment methods, the Participant’s right to waive, and the effect of a waiver, of the annuity form of benefit, the requirement that the Participant’s Spouse consent to a waiver of the fifty percent (50%) joint and survivor annuity, and the time period during which the Participant may revoke a waiver of the annuity form of benefit. Notwithstanding the foregoing, a Participant may elect an Annuity Starting Date that is less than thirty (30) days after the written notice is provided if: (i) the written explanation clearly indicates that the Participant has the right to at least thirty (30) days to consider whether to waive the annuity and elect an optional form of distribution; (ii) the Participant makes an affirmative election as to the form of distribution; (iii) the Participant is permitted to revoke his or her affirmative distribution election at least until the Annuity Starting Date or, if later, at any time prior to the expiration of the seven (7) day period that begins the day after the written notice is provided to the Participant; and (iv) distribution in accordance with the affirmative election is not made before the expiration of the seven (7) day period that begins the day after the written explanation is provided to the Participant. In the event that the Participant dies after having elected the single sum payment option (with appropriate spousal consent in accordance with subsection (d) below) but prior to distribution of the single sum payment, the Participant’s election of the single sum payment shall be void and the Participant’s Account shall be distributable in accordance with subsection (b).

(d) Spousal Consent Requirements Money Purchase Transfer Account. An election by a married Participant to reject the automatic fifty percent (50%) joint and survivor annuity provided in subsection (b) in favor of the single sum payment provided under subsection (c) shall be given effect only if the Participant’s Spouse has, within the ninety (90) day period preceding payment of the single sum distribution, consented in writing to the Participant’s waiver of the joint and fifty percent (50%) survivor annuity option, with such consent being witnessed by a notary public or a Plan representative. The Spouse’s consent must acknowledge that by consenting to the Participant’s election of a single sum payment , the Spouse is waiving his or her right to require that distribution be made in the form of a fifty percent (50%) joint and survivor annuity with the Spouse as sole contingent annuitant.

(e) Death Benefits- Money Purchase Transfer Account.

(i) Payment. Upon the Death of a Participant, either before or after severance from employment, the vested balance of the Participant’s Account shall be payable to the Participant’s Beneficiary. Any designation of Beneficiary shall be in writing and filed with the Administrator on the form and in the manner prescribed by the Administrator and may be changed or withdrawn from time to time by the Participant. In the event the Participant is married, the Beneficiary shall automatically be the Participant’s Spouse unless the Spouse consents in writing to the designation of an alternative Beneficiary and such consent is witnessed by a notary public. In the event no valid designation of Beneficiary is on file at the date of death or no designated Beneficiary or Spouse survives him, the Participant’s Beneficiary shall be, in the following order:(i) the Participant’s children (including adopted children) per stirpes; (ii) if there are no surviving children, then the Participant’s parents (including parents by adoption); (iii) if there are no surviving parents, then the Participant’s brothers and/or sisters (including adopted siblings); and (iv) if none of the foregoing survive the Participant, then the Participant’s estate.

(ii) Notice Requirements . A Participant’s designation of a non- Spouse Beneficiary, and the Spouse’s consent to such designation , will not be valid unless the Participant and Spouse have been provided with a written explanation of the Spouse’s right to be the sole primary Beneficiary of the Participant’s Money Purchase Transfer Account, including the Spouse’s right to receive distribution following the Participant’s death in the form of a life annuity purchased from a licensed insurance company (the “qualified pre-retirement surviving Spouse annuity”). Such notice shall explain the options available to the Spouse, including the terms of the qualified pre-retirement survivor annuity, in a manner comparable to the notice provided with respect to the qualified joint and survivor annuity under subsection (c).

(iii) Special Age 35 Rule. If a Participant who has not attained age thirty-five (35) as of the end of any Plan Year designates a non-Spouse Beneficiary and if the Participant’s Spouse consents to such designation in accordance with this Section 6.02, the Participant’s designation of a non-Spouse Beneficiary shall nevertheless cease to apply as of the first day of the Plan Year in which the Participant attains age thirty-five (35). On and after the first (1st) day of the Plan Year in which the Participant attains age thirty-five (35), the Participant’s Spouse shall be the Beneficiary unless the Participant again designates a non-Spouse Beneficiary and the Spouse again consents to such designation in accordance with the notice and consent provisions of this Section 6.02.

(a)	Rights of Beneficiary.

1)	If the Participant dies after annuity payments have begun, the Participant’s Beneficiary shall be entitled to the death benefits, if any, payable under the annuity, which shall be paid at least as rapidly as payments were being made to the Participant.

2)	If the Participant dies before annuity payments begin or before his vested Account is distributed, the following rules shall apply:

A)

If the Participant’s Spouse is the Beneficiary, the value of a Participant’s vested Account shall be applied towards the purchase of an annuity contract from a licensed insurance company, such annuity contract to provide a benefit payable for the surviving Spouse’s life. The Spouse may direct that payments under the annuity contract commence at any time following the Participant’s death, but not later than the December 31 of the year in which the Participant dies or the year in which the Participant would have attained age seventy and a half (70 1⁄2), whichever occurs later. In lieu of the annuity benefit, the Spouse may elect to receive distribution of the Participant’s Account in the form of a single sum cash payment. The Administrator shall provide the Spouse, at least thirty (30) and no more than ninety (90) days prior to the annuity purchase (or single sum cash payment) date, with a written notice explaining the annuity benefit and the Spouse’s right to elect a single sum cash payment in lieu thereof.

B)	If the Participant’s Beneficiary is other than his or her Spouse, the Participant’s vested Account shall be distributed to the Beneficiary at such time as the Beneficiary elects after the Administrator receives notice of the Participant’s death, in the form of a single sum cash payment, but not later than the December 31 of the year in which occurs the fifth (5th) anniversary of the Participant’s death.

(f) Small Account Payments. Notwithstanding anything in this Section 6.02 to the contrary, if the vested balance of a Participant’s Account does not exceed five thousand dollars ($5,000) (One thousand dollars ($1,000) effective March 28, 2005) as of the date of his or her death, distribution to the Beneficiary shall be made in a single sum cash payment as soon as practicable following the Administrator’s receipt of notice of the Participant’s death, but not later than twelve months following the date of the Participant’s death.

(g) Time of Payment. A Participant may elect that distribution of his Account (other than amounts accrued under his Money Purchase Transfer Account) be made at any time following the Participant’s severance from employment or determination of disability, subject to the following special rules:

(i) In the absence of an election, the Participant’s Account shall be distributed no later than sixty (60) days following the end of the Plan Year in which the Participant attains age sixty-five (65), severs employment or has the tenth (10th) anniversary of Plan participation (whichever occurs last).

Notwithstanding the foregoing, a Participant who has not elected a distribution by the latest date described in this paragraph (i) shall be deemed to have elected to defer distribution until the required beginning date described in paragraph (iii).

(ii) In the case of a Participant whose Account balance does not exceed five thousand dollars ($5,000) (One thousand dollars ($1,000) effective March 28, 2005) at the time of termination of employment or determination of disability, a lump sum distribution shall be made to the Participant as soon as practicable following the Participant’s severance from employment or determination of disability, but in no event earlier than the date on which the Administrator has complied with the “direct rollover” requirement set forth in Section 401(a)(31) of the Code.

(iii) A Participant’s election may not defer the distribution of his Account beyond the April 1 of the calendar year following the calendar year in which occurs the later of the Participant’s severance from employment or attainment of age seventy and one half (70  1⁄2).

(h) Death Benefits. If a Participant dies prior to receiving a distribution of his Account, the Participant’s Beneficiary may elect when the Account (other than amounts accrued under his Money Purchase Transfer Account) will be distributed, subject to the following rules:

(i) In the case of a Participant whose combined Account balance does not exceed five thousand dollars ($5,000) (one thousand dollars ($1,000) effective March 28, 2005) at the time of death, a lump sum distribution shall be made to the Beneficiary as soon as practicable following the Participant’s death, but in no event earlier than the date on which the Administrator has complied with the “direct rollover” requirement set forth in Section 401(a)(31) of the Code.

(ii) If the Beneficiary is not the Participant’s Spouse, the Beneficiary must receive a distribution by December 31 of the year in which occurs the fifth (5th) anniversary of the Participant’s death.

(iii) If the Beneficiary is the Participant’s Spouse, the Beneficiary must receive a distribution by December 31 of the year in which the Participant would have attained age seventy and one-half (70  1⁄2) had he lived or December 31 of the year following the year of the Participant’s death, whichever occurs later.

(i) Installment Distributions. If distributions are made in installments rather than a qualified joint and survivor annuity, a pre-retirement survivor annuity, or lump-sum distribution, then the installments must be over a term not to exceed an amount equal to the quotient obtained by dividing the Participant’s entire interest by the life expectancy of the Participant or the joint and last survivor expectancy of the Participant and his designated Beneficiary. Life expectancy and joint and last survivor expectancy are computed by the use of the return multiples contained in Treasury Regulations section 1.72-9, Table V and VI or, in the case of payments under a contract issued by an insurance company, by use of the life expectancy tables of the insurance company. For purposes of this computation, a Participant’s life expectancy may be recalculated no more frequently than annually, but the life expectancy of a non-spouse Beneficiary may not be recalculated. If the Participant’s Spouse is not the designated Beneficiary, the method of distribution selected must assure that at least fifty percent (50%) of the present value of the amount available for distribution is paid within the life expectancy of the Participant.

Section 6.03 Payment for Minor or Incompetent Person. In the event that any amount is payable under the Plan to a minor or to any person deemed by the Administrator to be incompetent , either mentally or physically, such payment shall be made for the benefit of such minor or incompetent person in any of the following ways, as determined in the Administrator’s sole discretion: (a) to the legal representative of such minor or incompetent person; (b) directly to such minor or incompetent person; or (c) to some near relative of such minor or incompetent person to be used for the latter’s benefit. The Administrator shall not be required to see to the proper application of any such payment made to any person pursuant to the provisions of this Section 6.03.

Section 6.04 In-Service Withdrawals.

(a) Supplemental and Rollover Contributions. A Participant may withdraw any portion of the balance in his Account which is attributable to Supplemental Contributions made prior to January 1, 1987, and earnings on all Supplemental Contributions, or Rollover Contributions and earnings thereon, upon request to the Administrator (or its delegate).

(b)Age 59  1⁄2 Withdrawals. After attainment of age fifty-nine and one- half (59  1⁄2), a Participant may withdraw any portion of the balance in his vested Account (other than his Money Purchase Transfer Account) upon request to the Administrator (or its delegate).

(c) Required Withdrawal for 5% Owners. A Participant who is a five percent (5%) owner within the meaning of Section 416(i) of the Code and who remains employed with the Company after age seventy and one half (70  1⁄2) must withdraw his Account no later than the April 1 following the calendar year in which he attains age seventy and one half (70  1⁄2). If the Participant fails to make such a withdrawal, the Administrator will distribute his Account by such date without the Participant’s consent.

(d) Restrictions on Money Purchase Pension Funds. Amounts from a Participant’s Money Purchase Transfer Account may not be distributed prior to the earlier of, attainment of age sixty-five (65) or termination of employment.

Section 6.05 Hardship Withdrawals General.

In the event that a Participant, while employed, incurs (i) an immediate and heavy financial need; and (ii) the need cannot be satisfied by other resources reasonably available to the Participant (including a loan from the Plan), the Participant may withdraw all or any portion of his Supplemental Contributions or Rollover Contributions, including earnings thereon. If the foregoing amounts are insufficient to satisfy the Participant’s financial need, the Participant may then withdraw all or any portion of his Contributions including earnings on such amounts credited prior to January 1, 1988, and his Matching Contributions and earnings thereon. Earnings on Contributions credited to the Participant’s account after December 31, 1987 are not available for withdrawal under this subsection.

(a) Immediate and Heavy Financial Need. A Participant satisfies Section 6.05(a)(i) if and only if the Participant requests a withdrawal for one of the following reasons:

(i) unreimbursed medical expenses described in Code Section 213(d) that are incurred by the Participant, his Spouse or dependent (as defined in Code

Section 152), or expenses that are necessary for these individuals to obtain medical care;

(ii) costs directly related to the purchase (excluding mortgage payments) of a principal residence for the Participant;

(iii) payment of tuition and related educational fees for the next twelve (12) months of post-secondary education for the Participant, his Spouse, children or dependents;

(iv) payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of that residence;

(v) payments for funeral or burial expenses for the Participant’s deceased spouse, parent, child or dependent; or

(vi) expenses to repair damage to Participant’s principal residence that would qualify as casualty loss deduction under Code Section 165 (determined without regard to the ten percent (10%) of adjusted gross income deduction).

(b) Withdrawal to Satisfy Need. A Participant satisfies Section 6.05(a)(ii) if and only if:

(i) the hardship withdrawal is not in excess of the amount of the Participant’s immediate and heavy financial need, including, to the extent permitted by rules established by the Administrator, any amounts necessary to pay federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal;

(ii) the Participant has obtained all distributions (other than hardship withdrawals) and all non-taxable loans (determined at the time of the loan) currently available under this Plan or any other plan of the Company or any Affiliate; and

(iii)the Participant’s Contributions under this Plan and all elective deferrals or employee contributions under any other qualified or non-qualified pension, profit sharing, retirement or deferred compensation plan (other than mandatory contributions to a defined benefit plan) maintained by the Company or any Affiliate are suspended for six (6) months following the hardship withdrawal. There shall be no reduction in the maximum amount of Contributions that a Participant may make pursuant to Code Section 402(g) solely because of a hardship distribution made by this Plan.

(c) Additional Rules. The Administrator may establish such rules and requirements as it deems necessary or appropriate to ensure that the provisions of this Section 6.05 satisfy applicable legal requirements. The Administrator may also establish such other rules and requirements as it deems to be appropriate or desirable with respect to the terms and conditions of a withdrawal under this Section 6.05.

Section 6.06 Loans to Participants.

(a) Eligibility. An eligible Employee (as defined in Section 2.01 above) or any other “party in interest” as defined in Section 3(14) of ERISA may, if his Account balance is at least two thousand dollars ($2,000), borrow from the portion of his or her Contribution account that is not attributable to Roth 401(k) Contributions (and earnings thereon) provided that the requirements specified in Section 6.06(b) through (k) below are satisfied. An individual who is eligible to participate in the loan feature described in this Section 6.06(a) is referred to herein as a “Borrower”. Except for “parties in interest”, the loan feature described in this Section 6.06 is not available to former Employees, Beneficiaries of a deceased Employee, alternate payees under a qualified domestic relations order, or other similar categories of individuals with an account balance under the Plan who are not current Employees.

(b) Loan Categories. There shall be two (2) types of loans available under the Plan: “residential” and “general purpose”. A “residential” loan means a loan the proceeds of which are used to pay for costs (excluding mortgage payments) directly related to the purchase of a principal residence for the Borrower. A “general purpose” loan means any loan other than a “residential” loan. The maximum amortization period for a “residential” loan shall be twenty (20) years, while the maximum amortization period for a “general purpose” loan shall be five (5) years. A Borrower may have outstanding only two (2) loans at a time (either “residential” or “general purpose”), and may have only one (1) outstanding residential loan.

(c) Minimum and Maximum Loan Amount. Upon making application for the loan in such form and in such manner as the Administrator (or its delegate) may prescribe, the Borrower shall indicate the amount to be borrowed. The minimum loan amount shall be one thousand dollars ($1,000). The maximum loan amount (when added to the outstanding balance from any other loan) shall be the lesser of:

(i) Fifty percent (50%) of the Borrower’s vested account balance; or

(ii) Fifty thousand dollars ($50,000) reduced by the highest outstanding loan balance from the Plan during the one-year period ending on the day before the date on which the new loan is to be made.

(d) Terms and Conditions. All loans shall be secured by fifty percent (50%) of the Borrower’s vested account balance (determined at the time the loan is made), shall be considered investments for the Borrower’s account, and shall bear a rate of interest equal to the prime rate in effect on the first business day of the month in which the loan request is approved, at a rate from a major business news reporting service (Wall Street Journal, Reuters, Moody’s are examples), plus one percent (1%). Any loan or loans shall be repaid by the Borrower by means of regular payroll deduction, with payments no less frequent than quarterly over the term of the loan. In those circumstances where loan repayments cannot be made by payroll deduction, the Administrator shall establish other loan repayment arrangements. A Borrower may repay any outstanding loan in full at any time without penalty, and may also make a partial prepayment in any amount pursuant to procedures established by the Administrator; provided, however, that the loan shall not be reamortized in the event of such a partial prepayment.

Upon the Borrower’s severance from employment or death, except with respect to a Borrower who is a “party in interest”, the entire outstanding balance of (including accrued interest on) the loan shall become immediately due and payable. Following severance from employment, the Borrower may repay the entire outstanding balance of (including accrued interest on) the loan by tendering appropriate payment no later than the ninety (90) days following the Borrower’s severance from employment. If the Borrower does not repay the outstanding loan balance within such time period, the loan will be in default and the Participant will be deemed to have received a distribution of the outstanding balance. Upon distribution of the Borrower’s account, the value of the Borrower’s distributable account balance will be reduced by the amount due and payable under the defaulted loan. Effective November 25, 2013, a Borrower who separates from employment with an outstanding loan may (1) continue making manual loan payments until the loan is repaid in full or their entire Plan benefit is distributed, or (2) repay any outstanding loan balance within 90 days of their termination of employment.

(e) Leave of Absence. Notwithstanding anything to the contrary in Section 6.06(d), in the case of a Borrower who is on a leave of absence without pay (or reduced work schedule such that the Borrower earns less, after applicable tax withholding, than the amount necessary to pay a required installment on the loan), the Administrator may allow the Borrower to suspend repayment of the loan for up to one (1) year; provided that such suspension does not operate to extend the maturity date of the loan. In any case in which repayments have been suspended in accordance with the foregoing sentence , upon the Borrower’s return to active employment or expiration of the suspension period, as applicable, the Borrower’s loan shall be reamortized over its remaining term unless the Borrower elects to make monthly payments at the level in effect prior to the suspension and a “balloon” payment of the Borrower’s remaining balance (including accrued interest) at maturity.

(f) Failure to Repay. If the Borrower fails to repay the loan or any required installment when due, the Trustee shall declare the loan to be in default. If the Borrower fails to cure the default by paying such installment, together with accrued interest, on or before the ninetieth (90th) day following the date the installment was due (unless the Borrower is on a partial or full leave of absence and repayment of the loan has been suspended in accordance with Section 6.06(e) above),the loan will be treated as a taxable distribution to the Borrower in accordance with the rules of Section 72(p) of the Code, and the Administrator may direct the Trustee to charge the entire outstanding balance of such loan (including accrued interest), or any portion thereof, against the Borrower’s Account at such time as will not risk disqualification of the Plan under the Code, and such account shall be reduced by the amount so charged.

(g) Withdrawal from and Allocation to Investment Funds. The amount of any loan shall be withdrawn from the Participant’s Accounts in the following order: (i) Supplemental Contributions account, (ii) Rollover Contributions account, (iii) Pre- tax Contributions account, and (iv) Matching Contributions account. Loans may not be funded with assets in the Participant’s Roth 401 (k) Account, Employer Retirement Contributions Account or Money Purchase Transfer

Account but the Roth 401(k) Account balance may be included in determining the maximum loan available. Amounts shall be taken from each account on a pro-rata basis from the Investment Funds in which the Borrower’s account is invested on the date the loan is distributed. Payments of loan principal and interest shall be allocated among the available Investment Funds in accordance with the investment election in effect for the Borrower on the date that the payment is received by the Trustee.

(h) Required Forms. The Borrower shall complete and execute such forms or documents as required by the Administrator (or its delegate) as a condition of processing the Borrower’s loan request. Such forms or documents may include, without limitation, a loan application, promissory note, pledge and security agreement, and payroll reduction authorization or a requirement that the Borrower utilize a telephone voice response or other automated loan application procedure (except to the extent that such action would be contrary to applicable law, the Administrator may require that the payroll reduction authorization be irrevocable for any period during which the Borrower has an outstanding loan balance). Upon completion of the required application procedure and compliance with the requirements of this Section 6.06, the Borrower shall be entitled to the requested loan.

(i) Disbursement of Funds. Loans shall be disbursed by the Trustee on the business day next following the date on which the Borrower’s loan application has been both submitted and approved by the Administrator (or its delegate). The Borrower’s payments of principal and interest will commence as soon as administratively possible following the disbursement of the loan proceeds.

j) Loan Fees. The trustee may charge loan origination and annual maintenance fees in connection with any loan. Any such fees shall be deducted directly from the account of the Borrower who incurs such fees.

(k) Rules and Regulations. The Administrator may prescribe additional rules and regulations governing operation of the loan program, with such rules and regulations to be uniformly applied to similarly situated Borrowers.

Section 6.07 Transfer of Eligible Rollover Distributions.

(a) Rollover Options. In the case of any distribution that constitutes an “eligible rollover distribution” as defined in Section 402(f)(2)(A) of the Code, the Administrator shall provide the Participant, spousal Beneficiary, effective on or after January 1, 2010, non-spousal Beneficiary or alternate payee (collectively, the “distributee”) with the option of (i) receiving the distribution directly, (ii) having the distribution transferred to an individual retirement account or other eligible retirement plan that accepts such transfers, or (iii) to the extent required under regulations issued by the Secretary of the Treasury, a combination of (i) and (ii). For purposes hereof, an “eligible retirement plan” means a plan qualified under Code Sections 401(a) or 403(a), an annuity contract described in Code Section 403(b), and an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan; provided that rollovers of after-tax or Roth

401(k) Contributions may be made only to individual retirement accounts, or defined contribution plans that agree to separately account for such rollover amounts.

(b) Direct Transfer. If the distributee timely elects the transfer option and provides the Administrator with such information as the Administrator may prescribe regarding the transferee plan or account, including the name of the transferee plan or account and the identity of the trustee or custodian, the transfer shall be accomplished by delivering to the distributee a check, for the full amount of the distribution, made payable to the trustee or custodian of the transferee plan or account. The distributee shall then be responsible for delivering the check to the trustee or custodian of the transferee plan or account.

(c) Distribution to Individual. If the distributee elects payments made directly to the distributee, distribution shall be accomplished by delivering to the distributee a check, for the amount of the distribution less applicable withholding , made payable to the distributee .

(d) Default. If the distributee fails to make a timely election under this Section 6.07, or if the distributee elects the transfer option but fails to provide the Administrator with appropriate information to enable the Administrator to implement the transfer, the Administrator shall, subject to applicable consent requirements, cause the distributee’s distribution to be paid directly to the distributee in accordance with Section 6.07(c).

(e) Limitations on Rollover Elections . The Administrator need not offer the transfer option described in this subsection (b) in the case of any “eligible rollover distribution” that has been exempted from the transfer requirements under rules and regulations issued (whether in proposed, temporary or final form) by the Secretary of the Treasury. In addition, the Administrator may promulgate additional rules and regulations, including rules and regulations governing the time by which elections must be made, that it determines to be necessary or desirable to administer the provisions of Section 6.07. In addition, amounts attributable to a Participant’s Roth 401(k) Contributions Account may only be rolled into a Roth 401(k) IRA or another employer sponsored 401(k) plan that permits Roth 401(k) contributions.

Section 6.08 Required Minimum Distributions.

(a) General. The provisions of this Section 6.08 will apply for purposes of determining required minimum distributions and will take precedence over any inconsistent provisions of the Plan. This Section shall not be interpreted to provide any additional options to the recipient with respect to the form or timing of payment beyond the other provisions of the Plan, except as necessary to comply with the minimum requirements. All Plan distributions will be determined and made in accordance with the Treasury Regulations under Code Section 401(a)(9).

A participant or beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of section 401(a)(9)(H) of the Code (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (1) equal to the 2009 RMDs or (2) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the participant, the joint lives (or joint life expectancy) of the participant and the participant’s designated beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs”), will receive those distributions for 2009 unless the participant or beneficiary chooses not to receive such distributions. Participants and beneficiaries described in the preceding sentence will be given the opportunity to elect to stop receiving the distributions described in the preceding sentence. In addition, and solely for purposes of applying the direct rollover provisions of the plan, certain additional distributions in 2009, as chosen by the employer in the adoption agreement, will be treated as eligible rollover distributions.

If no election is made by the employer in the adoption agreement, a direct rollover will be offered only for distributions that would be eligible rollover distributions without regard to section 401(a)(9)(H).

For purposes of the direct rollover provisions of the plan, the following will also be treated as eligible rollover distributions in 2009 — RMDs and Extended 2009 RMDs (both as defined in the plan).

(b) Definitions. When used herein, the following terms shall have the meanings ascribed below:

(i) The “Designated Beneficiary” is the individual who is designated as the Beneficiary under Section 6.01(b) of the Plan and is the Designated Beneficiary under Section 401(a)(9) of the Code and Section 1.401(a)(9)-1, Q&A-4, of the Treasury Regulations.

(ii) A “Distribution Calendar Year” is a calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under subsection (c). The required minimum distribution for the Participant’s first Distribution Calendar Year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.

(iii) “Life Expectancy” means the value computed by using the Single Life Table in Section 1.401(a)(9)-9 of the Treasury Regulations.

(iv) The “Participant’s Account Balance” is the account balance as of the last valuation date in the calendar year immediately preceding the Distribution Calendar Year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the

Distribution Calendar Year if distributed or transferred in the valuation calendar year.

(v) The “Required Beginning Date” is the date determined in Section 6.02(g)(iii).

(c) Time and Manner of Distribution. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(i) If the Participant’s surviving Spouse is the Participant’s sole Designated Beneficiary, then distributions to the surviving Spouse must begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age seventy and one half (70  1⁄2) if later.

(ii) Subject to the Designated Beneficiary’s election to defer benefit payments pursuant to Section 6.02(h), if the Participant’s surviving Spouse is not the Participant’s sole Designated Beneficiary, then distributions to the Designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(iii) If there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the Fifth (5th) anniversary of the Participant’s death.

(iv) If the Participant’s surviving Spouse is the Participant’s sole Designated Beneficiary and the surviving Spouse dies after the Participant but before distributions to the surviving Spouse begin, this subsection (c), other than subsection (c)(i), will apply as if the surviving Spouse were the Participant.

Unless subsection (c) (iv) applies, distributions are considered to begin on the Participant’s Required Beginning Date. If subsection (c)(iv) applies, distributions are considered to begin on the date distributions are required to begin to the surviving Spouse under subsection (c)(i). If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s Required Beginning Date (or to the Participant’s surviving Spouse before the date distributions are required to begin to the surviving Spouse under subsection (c)(i)), the date distributions are considered to begin is the date distributions actually commence.

(d) Forms of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the Required Beginning Date, as of the first (1st) Distribution Calendar Year, distributions will be made in accordance with subsections (e) and (f) of this Section. If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Section 401(a)(9) of the Code and the Treasury Regulations.

(e) Required Minimum Distributions During Participant’s Lifetime. During the Participant’s lifetime, the minimum amount that will be distributed for each Distribution Calendar Year is the lesser of (1) the quotient obtained by dividing the Participant’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s age as of the Participant’s birthday in the Distribution Calendar Year, or (2) if the Participant’s sole Designated Beneficiary for the Distribution Calendar Year is the Participant’s Spouse , the quotient obtained by dividing the Participant’s Account Balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and Spouse’s attained ages as of the Participant’s and Spouse’s birthdays in the Distribution Calendar Year. Required minimum distributions will be determined under this subsection (e) beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Participant’s date of death.

(f) Required Minimum Distributions after Participant’s Death. If the Participant dies on or after the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the longer of the remaining Life Expectancy of the Participant or the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as follows:

(i) The Participant’s remaining Life Expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(ii) If the Participant’s surviving Spouse is the Participant’s sole Designated Beneficiary, the remaining Life Expectancy of the surviving Spouse is calculated for each Distribution Calendar Year after the year of the Participant’s death using the surviving Spouse’s age as of the Spouse’s birthday in that year. For Distribution Calendar Years after the year of the surviving Spouse’s death, the remaining Life Expectancy of the surviving Spouse is calculated using the age of the surviving Spouse as of the Spouse’s birthday in the calendar year of the Spouse’s death, reduced by one (1) for each subsequent calendar year .

(iii) If the Participant’s surviving Spouse is not the Participant’s sole Designated Beneficiary, the Designated Beneficiary’s remaining Life Expectancy is calculated using the age of the beneficiary in the year following the year of the Participant’s death, reduced by one (1) for each subsequent year.

If the Participant dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the Participant’s remaining Life Expectancy calculated using the age of the Participant in the year of death, reduced by one (1) for each subsequent year .

(g) Death before Date Distributions Begin. If the Participant dies before the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as provided in subsection (f)(i). If the Participant dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth (5th) anniversary of the Participant’s death. If the Participant dies before the date distributions begin, the Participant’s surviving Spouse is the Participant’s sole Designated Beneficiary, and the surviving Spouse dies before distributions are required to begin to the surviving Spouse under subsection (c)(i), this subsection will apply as if the surviving Spouse were the Participant.

ARTICLE VII. ADMINISTRATION

Section 7.01 Appointment of Administrator.

The Company is designated as the Administrator. The Company may, in turn delegate certain duties to an employee of the company or to a committee comprised of employees of the company.

Section 7.02 Responsibility and Authority of Administrator.

The Administrator of the Plan, for all purposes of ERISA, and subject to the provisions hereof, shall have all discretionary authority necessary and appropriate to carry out its duties as such. In addition to those specified elsewhere herein, the duties and discretionary authority of the Administrator shall also include, but shall not be limited to, the following:

(i) to interpret and apply the provisions of the Plan, supply omissions herein or reconcile inconsistencies hereof;

(ii) to prescribe and require the use of appropriate forms, including the reduction of the advance notice periods in Articles Ill and IV on a non-discriminatory basis;

(iii) to formulate, issue and apply rules and regulations;

(iv) to make appropriate determinations (including factual determinations) and calculations;

(v) to authorize and direct benefit payments; and

(vi) to prepare and file reports, notices, and any other documents relating to the Plan which may be required by law.

Section 7.03 Organization and Procedure.

The committee shall select from its members any such officers as may be deemed appropriate. Administrator action on any matter shall be taken on the vote of at least a majority of all committee members at any meeting or upon unanimous written consent of all such members without a meeting. Minutes of Administrator meetings shall be kept and all major actions of the Administrator shall be recorded in minutes or other appropriate written form. The Administrator shall adopt in writing such by- laws, procedures and operating rules as it may deem appropriate.

Section 7.04 Delegation of Duties and Responsibilities.

The Administrator may delegate to such other persons as it deems appropriate any duties or responsibilities subject to the Administrator’s direction and supervision and with the express condition that the Administrator retains full and exclusive authority over and responsibility for any activities of such other person or persons. Nothing contained in this Section 7.04 shall be construed to confer upon any such person any discretion, authority, or control respecting the management, administration, and operation of the Plan.

Section 7.05 Use of Professional Services.

The Administrator may obtain the services of such attorneys, accountants, or other persons it deems appropriate, any of whom may be the same persons who are providing services to the Company. In any case in which the Administrator utilized such services it shall retain exclusive discretionary authority and control respecting the administration and operation of the Plan.

Section 7.06 Fees and Expenses.

Committee members who are employees of the Company shall serve without additional compensation but shall be reimbursed for all reasonable expenses incurred in their capacity as committee members. No committee members or persons performing services pursuant to Section 7.04 or 7.05 hereof, shall receive greater than reasonable compensation for their services and expenses. All compensation for services and other expenses incurred in the administration of the Plan and Trust Fund shall be paid entirely by the Company unless paid by the Trust at the direction of the Administrator.

Beginning October 1, 2013, each Participant will be charged an annual Plan recordkeeping fee regardless of their account balance or investment elections to cover the cost of operating the Plan. This fee is automatically deducted from each Participant’s account balance periodically. Effective July 1, 2015, the annual Plan recordkeeping fee will not be charged to Participants with an account balance of $150 or less.

Section 7.07 Requirement to Furnish Information and to Use Administrator’s Forms.

Each person entitled to benefits under the Plan shall furnish to the Administrator such evidence, data, or information as the Administrator considers necessary or desirable in order to properly administer the Plan. Any direction, designation of Beneficiary, benefit application , notification or other election to be submitted hereunder to the Administrator (or its delegate) must be filed pursuant to the procedure and in the manner prescribed by the Administrator , in order to be valid and effective.

Section 7.08 Claims Procedure.

(a) Claim for Benefits. If a Participant or Beneficiary believes he or she is entitled to a benefit or a larger benefit that is not provided to him or her, such Participant or Beneficiary (the “claimant”) must submit a written request for such benefit to the Administrator. The claimant may appoint a representative to act on his or her behalf.

(b) Denial of Claim for Benefits. The Administrator shall determine whether such claim shall be granted or denied in whole or in part. If a claim for benefits is wholly or partially denied, the Administrator (or its delegate) shall furnish the claimant with a written explanation of the denial no later than ninety (90) days (or forty-five (45) days in the event of a claim for benefits due to disability) after the claimant files the claim for a benefit. This time period may be extended to one hundred eighty (180) days (or seventy-five (75) days in the event of a claim for benefits due to disability) if special circumstances warrant an extension and the claimant is notified of the extension, the reason therefore and the expected date of determination. A written explanation of a claim denial shall set forth, in a manner calculated to be understood by the claimant, the reasons for denial and the pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and a description of the Plan’s appeals procedures as described in subsection (b) including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination upon review.

(c) Appeal of Claim Denial. If the claimant wishes to appeal the denial of a claim, the claimant may file a written appeal with the Administrator within sixty days (one hundred eighty (180) days if the appeal relates to a denial of disability benefits) of receipt of notification of the claim denial, including any comments, statements or documents the claimant may desire to provide . The claimant shall be provided upon written request to the Administrator and free of charge, reasonable access to, and copies of all documents, records and other information relevant to the claimant’s claim for benefits. The Administrator shall review the information and comments submitted by the claimant or his duly authorized representative, and if the appeal is for disability benefits the denial of which was based in whole or part on medical judgment, the Administrator shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment and shall provide for the identification of any medical or vocational experts whose advice was obtained on behalf of the Administrator in connection with the adverse claim denial, even if the advice was not relied upon. The Administrator shall render a written decision within sixty (60) days (or forty-five (45) days in the event of an appeal that relates to disability benefits) of receipt of the appeal. This time period may be extended to one hundred twenty (120) days (or ninety (90) days if the appeal relates to disability benefits) if special circumstances warrant an extension and the claimant is notified of the extension, the reason therefore and the expected date of determination. In the event a claim is wholly or partially denied upon appeal, the Administrator shall set forth in its written decision, the reasons for denial, the pertinent Plan provisions on which the benefit determination is based, a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents , records and other information relevant to the claimant’s claim for benefits, and a statement of the claimant’s right to bring a civil action under ERISA section 502.

Section 7.09 Agent for Service of Process.

The Administrator is hereby designated as the agent for service of legal process with respect to all matters pertaining to the Plan.

Section 7.10 Communications.

All requests, appeals, notifications, directions and other communications to the

Administrator shall be in writing and shall be made by transmitting the same via the U.S. Mail, certified, return receipt requested, addressed as follows:

Attn. NMC Savings and Retirement Plan Administrator

414 Nicollet Mall, 2nd Floor

Minneapolis, MN 55401

Section 7.11 Standard of Review.

The Administrator is vested with the discretionary authority and control to determine eligibility for coverage and benefits and to construe the terms of the Plan; any such determination shall be final and binding on all the parties unless determined by a court of competent jurisdiction to be arbitrary or capricious.

ARTICLE VIII. TRUSTEE

Section 8.01 Successor Trustee.

The Trustee may resign, or be removed by action of the Administrator at any time, with or without cause, upon thirty (30) days’ written notice. Upon such removal or resignation of a Trustee the Administrator may appoint or designate a successor trustee or trustees and all the monies and other property then constituting the Trust Fund shall be assigned, transferred and paid over to such successor trustee or trustees.

Section 8.02 General Powers.

The Trustee is authorized and empowered as written in the Trust Agreement associated with the Plan.

Section 8.03 Payments from the Trust Fund.

The Trustee shall make payments from the Trust Fund to such persons, and in such manner and amounts as may be specified in written directions to the Trustee from the Administrator. Should any such payment be unclaimed, the Trustee shall notify the Administrator thereof, and shall dispose of same in accordance with the Administrator’s further directions.

Section 8.04 Trustee Accounting.

(a) The Trustee shall keep accurate and detailed accounts of all investments, receipts and disbursements and other transactions hereunder, and all accounts, books and records relating thereto shall be open to inspection and audit at reasonable times by any person or persons designated by the Administrator or the Company.

(b) A Participant’s interest in his Accounts as of any Valuation Date shall consist of the sum of the values of his then interest in each Investment Fund in the Plan.

(c) Unit values shall be established for the Company Stock fund, and the portion of Participants’ Accounts consisting of the Company Stock Fund shall be maintained in terms of such unit values, all in accordance with such rules and procedures as the Administrator shall establish. The value of a Participant’s interest in the Company Stock Fund at any time shall be an amount equal to the then value of a unit in such Company Stock Fund (or any portion thereof) multiplied by the number of units then credited to the Participant.

(d) Each Participant’s interest in the Company Stock Fund shall be adjusted as of each Valuation Date to reflect his proportionate share of the total value of such Company Stock Fund, based upon his balance in such Fund as of the immediately preceding Valuation Date, as adjusted for subsequent additions thereto, distributions or withdrawals therefrom, transfers from or to any other Investment Fund, and reductions for the payment of Plan expenses, all in such manner as the Administrator shall determine in its sole discretion.

(e) Any withdrawals or distributions from the Company Stock Fund shall be made in proportion to the balance of his interest in the Company Stock Fund as of the Valuation Date on which authorized withdrawal or distribution directions are received by the Trustee from the Administrator (or as soon as administratively feasible thereafter). The Administrator may transact in the Company Stock Fund through open market purchases of Company Stock or through new issue Company Stock.

(f) Notwithstanding the foregoing, the Company Stock Fund may retain a relatively small cash balance as may be needed in order to effect distributions or to meet other administrative requirements of the Plan.

(g) Cash dividends paid on shares of Company Stock held in Participants’ Accounts shall not be reinvested in Company Stock if the Participant (or his Beneficiary) elects (or is deemed to have elected) a cash payment of the dividend. The Administrator shall establish rules and procedures for Participants’ elections under this Section, which rules may include, without limitation, a minimum dividend amount for cash payment elections.

Section 8.05 Settlement of Trustee Accounts.

In case of any disapproval of any statement of accounts of the Trustees submitted by the Company in writing within ninety (90) days of receipt of such statement, an audit of such statement shall be made by an independent certified public accountant appointed by the Company unless a corrected statement shall have been rendered to the Company and approved in writing by the Company. Upon completion of such audit, the inaccuracies in such statement so audited, if any, shall be corrected to conform to such audit and a corrected statement shall be delivered by the Trustee to the Company. Any such corrected statement shall stand approved as the statement of account of the Trustee as to all matters embraced therein, without further approval. An approved or corrected statement of account shall constitute an account stated between the Trustee and the Company as to all matters embraced in such statement, and shall be binding and conclusive upon all persons interested in the Trust Fund to the same extent as if the account of the Trustee had been settled and allowed in a proceeding for judicial settlement of its accounts in any court of competent jurisdiction, to which all such persons had been made parties; provided, however, that no such statement of accounts nor the Company’s approval thereof shall be deemed to relieve the Trustee of any liability which may be imposed upon it for violation of a specific provision of the Code or ERISA; provided further that nothing contained herein shall be deemed to deprive the Trustee and/or the Company of the right to have a judicial settlement of the Trustee’s accounts.

Section 8.06 Reliance on Written Communications.

The Trustee shall be fully protected in relying upon any written notice, certification or other document or writing received from the Company, the Board, any investment manager and/or the Administrator and believed to be genuine and shall be under no duty to make an investigation or inquiry as to statements contained in any such notice, certification or other document or writing, and may accept the same as conclusive. Except when otherwise expressly provided herein, any instrument to be delivered or furnished by the Company or the Board to the Trustee shall be sufficiently executed if executed in the name of the Company or Board by any appropriate officer of the former and any instrument to be delivered or furnished by the Administrator to the Trustee shall be sufficiently executed if executed in the Administrator’s name by all of the members thereof or, if authorized, any one or more such members. The Trustee shall be fully protected in relying upon a resolution of the Board, duly certified by the Company’s secretary or assistant secretary, as to the identity of any party serving in the Administrator capacity until a subsequent resolution is filed with the Trustee by the Board. The Company shall furnish to the Trustee the name and signature of any person serving in the Administrator capacity and such other person who shall be entitled to act on behalf of the Company in dealing with the Trustee. Each investment manager appointed pursuant to Section 9.02 hereof, shall from time to time, furnish the Trustee with the name and specimen signature of any person authorized to direct the Trustee on its behalf under this Agreement. The Trustee shall have the right to request that all directions and orders from the Investment Manager be in writing and shall assume no liability hereunder for failure to act pursuant to such directions and orders unless and until they are received in a form satisfactory to it.

Section 8.07 Trustee Fees and Expenses.

The Trustee shall be entitled to reimbursement of expenses properly incurred in the performance of its duties hereunder and such compensation as described in the fee schedule or as otherwise mutually agreed upon with the Company. Such compensation and expenses shall be paid from the Trust Fund unless paid by the Company.

ARTICLE IX. INVESTMENT OF TRUST FUND

Section 9.01 Trustee Investment of Trust Fund.

Subject to the requirements of any investment fund established by the Administrator under Section 4.03, the Trust Fund shall be invested and reinvested without distinction between principal and income in such manner as the Trustee or any investment manager appointed pursuant to Section 9.02 or a named fiduciary shall determine to be consistent and in accord with the applicable requirements of ERISA and the Code, including investment in shares of one or more regulated investment companies for which the Trustee serves as investment advisor. Subject to the foregoing requirements, such investments and reinvestments shall not be restricted to those of the character authorized for fiduciaries under any present or future laws or administrative regulations or pursuant to any rule of court, nor shall any investments be limited to any amount or type in relation to the amount or type of investments of the Trust Fund as a whole. The Trustee may hold all or any part of the Trust Fund in cash, and shall not be liable for interest on monies so held. Such cash or cash balances may be deposited with any bank or similar financial institution, including the Trustee, in savings accounts earning a reasonable rate of interest. The Trustee may, from time to time, invest and reinvest in interests in common, pooled, diversified, or consolidated funds created and maintained by any bank, insurance company, brokerage firm or other financial institution, including the Trustee , whereupon, during the effective period of such investment and reinvestment in such a fund, any instrument governing such fund shall be deemed to be incorporated in and made a part of this Agreement as fully and to all intents and purposes as if set forth herein at length.

Section 9.02 Appointment of Investment Manager.

The Administrator may appoint one or more investment managers to manage the investment and reinvestment of all or any portion of the Trust Fund. Any such investment manager shall serve at the pleasure of the Administrator. Each investment manager shall acknowledge in writing that it is a fiduciary with respect to the Plan. To the extent that investment managers have been appointed to manage the investment and reinvestment of any assets of the Trust Fund, then with respect to such assets, the Trustee shall be charged with responsibility only to execute with reasonable diligence and care the instructions of such investment manager and the Trustee shall not be liable in any way for depreciation or loss incurred by reason or in respect of any investments made or assets held pursuant to such instructions. For purposes of the Plan an investment manager is a person, insurance company, corporation or association which qualifies as an “investment manager” as defined in Section 3(38) of ERISA and U.S. Department of Labor Regulations.

Section 9.03 Company Stock.

One of the Investment Funds shall be a fund invested primarily in Company Stock, which investment fund shall be referred to herein as the Company Stock Fund.

Section 9.04. Brokerage Account.

One of the Investment Funds shall be a brokerage account through which a Participant can invest in one or more specified mutual funds or publicly traded stocks and/or bonds. If a Participant elects this Investment Fund, his account shall be charged the commissions and other costs associated with the brokerage account.

ARTICLE X. FIDUCIARIES AND ALLOCATION OF RESPONSIBILITIES

10.01 Administrator Authority.

(a) The Company shall be the Administrator for purposes of Section 3(16)(A) of ERISA. Except as hereinafter provided, functions generally assigned to the Company, an Employer, or the Administrator shall be discharged by the officers of the Company or delegated and allocated as provided herein. Said officers may delegate or redelegate and allocate and reallocate to one or more persons or to a committee of persons jointly or severally, and whether or not such persons are directors, officers or Employees, such functions assigned to the Company, an Employer or the Administrator hereunder as they may from time to time deem advisable.

(b) The Administrator, including any person or committee acting as the Administrator, shall have the full discretionary authority to determine all questions arising under the Plan, including the power to determine the rights or eligibility of Participants and their benefits under the Plan, to make factual determinations thereunder, to interpret and construe the Plan document, and to remedy ambiguities, inconsistencies or omissions. The Administrator may from time to time adopt such rules and regulations as may be necessary or desirable for the proper and efficient administration of the Plan and as are consistent with the terms of the Plan. Benefits shall be paid under the Plan only if the Administrator determines in its discretion that the applicant is entitled to them.

10.02 Committee.

If a Committee is appointed, the Committee shall consist of such members as may be determined and appointed from time to time by officers of the Company. Members of the Committee shall serve without compensation, but their reasonable expenses shall be an expense of the administration of the Fund and shall be paid by the Trustee from and out of the Fund except to the extent that the Company, in its discretion, directly pays such expenses. The Committee may elect such officers as the Committee may decide upon. The Committee shall:

(a) establish rules for the functioning of the Committee, including the times and places for holding meetings, the notices to be given in respect of such meetings and the number of members who shall constitute a quorum for the transaction of business;

(b) organize and delegate to such of its members as it shall select authority to execute or authenticate rules, advisory opinions or instructions, and other instruments adopted or authorized by the Committee; adopt such bylaws or regulations as it deems desirable for the conduct of its affairs; appoint a secretary, who need not be a member of the Committee, to keep its records and otherwise assist the Committee in the performance of its duties; keep a record of all its proceedings and acts and keep all books of account, records and other data as may be necessary for the proper administration of the Plan; notify the Employers and the Trustee of any action taken by the Committee and, when required, notify any other interested person or persons;

(c) determine from the records of the Employers the compensation, service records, status and other facts regarding Participants and other Employees;

(d) cause to be compiled at least annually, from the records of the Committee and the reports and accountings of the Trustee, a report and accounting of the status of the Plan and the benefits of the Participants and make it available to each Participant who shall have the right to examine that part or portion of such report and accounting (or a true and correct copy of such part) which sets forth his benefits;

(e) prescribe forms to be used for applications for participation, benefits, notifications, etc., as may be required in the administration of the Plan;

(f) set up such rules, applicable to all Participants similarly situated, as are deemed necessary to carry out the terms of the Plan;

(g) perform all other acts reasonably necessary for administering the Plan and carrying out the provisions of the Plan and performing the duties imposed on it;

(h) resolve all questions of administration of the Plan not specifically referred to in this Section;

(i) in accordance with regulations of the Secretary of Labor:

(i) provide adequate notice in writing to any Participant or Beneficiary whose claim for benefits under the Plan has been denied, setting forth the specific reasons for such denial, written in a manner calculated to be understood by the Participant, and

(ii) afford a reasonable opportunity to any Participant whose claim for benefits has been denied for a full and fair review by the Committee of the decision denying the claim; and

(j) delegate or redelegate to one or more persons, jointly or severally, and whether or not such persons are members of the Committee or Employees of the Employers, such functions assigned to the Committee hereunder as it may from time to time deem advisable.

If there shall at any time be three or more members of the Committee serving hereunder who are qualified to perform a particular act, the same may be performed, on behalf of all, by a majority of those qualified, with or without the concurrence of the minority. No person who failed to join or concur in such act shall be held liable for the consequences thereof except to the extent that liability is imposed under ERISA. If at any time there is no Committee appointed, all functions and responsibilities assigned to the Committee shall be performed by the Administrator or its delegate.

Section 10.03 General Limitations on Liability.

Neither the Administrator, the Board, their respective past, present and future members,

the Trustee, nor any other person or entity, including the Company and its past, present, and future stockholders and employees, nor any agents of the foregoing, guarantees the Trust Fund in any manner against loss or depreciation, and none of them shall be jointly or severally liable for any act or failure to act or for anything whatever in connection with the Plan and the Trust, or the administration thereof, except and only to the extent of liability imposed because of a breach of fiduciary responsibility specifically prohibited under ERISA The Plan is intended to comply with the provisions of Section 404(c) of ERISA

Section 10.04 Responsibility for Co-Fiduciaries.

The members of the Board shall not be jointly or severally responsible for any act or failure to act of the Administrator or its members or the Trustee, except as may be otherwise specifically provided under ERISA. The Administrator’s committee members shall not be jointly or severally responsible for any act or failure to act of the Board or its members or the Trustee, except as may be otherwise specifically provided under ERISA. No Trustee shall be responsible for any act or failure to act of the Administrator, the Board or their respective members, except as may be otherwise specifically provided under ERISA.

Section 10.05 Multiple Fiduciary Capacities.

Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan and/or the Trust.

ARTICLE XI. AMENDMENT AND TERMINATION

Section 11.01 Amendment.

The Company shall have the right, by action of any two Officers of the Company (or, to the extent that the Board reserves such authority to itself, by action of the Board), to amend the Plan at any time and in any manner consistent with the Code and/or ERISA, subject to any collective bargaining requirements that are applicable to the Employees covered thereby; provided that any amendment which increases the duties and responsibilities of the Trustee shall be effective only with the Trustee’s consent. Any amendment may be retroactive to the extent permitted by the Code and/or ERISA.

Section 11.02 Termination.

The Company shall have the right to terminate the Plan by action of the Board at any time, subject to any applicable collective bargaining requirements. Upon termination of the Plan, all Participant Accounts not already vested shall become one hundred percent (100%) vested. Distribution upon termination shall be made in accordance with Section 6.02 or such other distribution scheme as determined by the Administrator pursuant to regulations promulgated by the Secretary of the Treasury.

ARTICLE XII. GENERAL PROVISIONS

Section 12.01 Non-Guarantee of Employment or other Benefits.

Neither the establishment of the Plan, nor any modification or amendment thereof, nor the payment of benefits hereunder shall be construed as giving any employee or other person whomsoever any legal or equitable right against the Company, its personnel, the Board, the Administrator or their respective members, or any Trustee, or the right to the payment of any benefits hereunder (unless the same shall be specifically provided herein) or as giving any employee the right to be retained in the employ of the Company or as affecting the Company’s right to discipline or discharge any employee.

Section 12.02 Mergers, Consolidations and Transfers of Plan Assets.

In the case of any merger, consolidation with, or transfer of assets or liabilities to any other plan, each Participant must be entitled (as if the Plan then terminated) to receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer (as if the Plan then terminated).

Section 12.03 Spendthrift Clause.

No Participant, former Participant, Beneficiary, or other person entitled to benefits hereunder shall have the right to transfer, assign, alienate, anticipate, pledge, or encumber any part of such benefits, nor shall such benefits, or any part of the Trust from which such benefits are payable, be subject to seizure by legal process by any creditor of such Participant, former Participant, Beneficiary, or other person, except to the extent permitted under Section 401(a)(13) of the Code. Any attempt to effect such a diversion or seizure as aforedescribed shall be deemed null and void for all purposes hereunder. Notwithstanding the foregoing, the Trustee may recognize a qualified domestic relations order with respect to child support, alimony payments or marital property rights if such order contains sufficient information for the Administrator to determine that it meets the applicable requirements of Section 414(p) of the Code, and such order may provide for distribution of benefits to the alternate payee even though the Participant has not terminated employment with the Company.

Section 12.04 Exclusive Benefit.

Except as provided in the following sentence, it shall be impossible at any time prior to the satisfaction of all liabilities with respect to Participants and their designated Beneficiaries under the Plan for any part of Plan assets to be used for, or diverted to, purposes other than the exclusive benefit of such Participants or their designated Beneficiaries and, to the extent allowable by applicable law, defraying the reasonable expenses of administering the Plan. In no event shall the Company receive at any time any amounts from such assets except that, to the extent that any contributions hereunder are made by a mistake of fact, or to the extent that any contribution is conditioned upon its deductibility under the applicable provisions of the Code and such deduction is disallowed in who le or in part, then such amount shall, at the request of the Administrator, be returned within one (1) year after the mistaken contribution was made or the deduction is disallowed. To the extent permissible under applicable law, the Company declares its intention and action that every Company contribution to the Plan shall be conditioned upon its deductibility under the Code.

Section 12.05 Full Satisfaction of Claims.

Any payment or distribution to or in respect of any Participant, former Participant, or Beneficiary shall be in full satisfaction of all claims against the Trust Fund, the Trustee, the Administrator, and the Company and shall give rise to no claim or liability notwithstanding it shall later appear that such payment or distribution was made under a mistake of fact or law, except as otherwise specifically provided by ERISA. No payment shall be made hereunder which would be in violation of any applicable law or governmental regulation as determined by the Administrator.

Section 12.06 Maximum Allocation Limitations.

(a) Limit on Aggregate Contributions. The Plan is subject to the limitations on contributions imposed by Code Section 415, which are incorporated herein by this reference. The limitation year shall be the Plan Year and the compensation used shall be the Participant’s Code Section 415 Compensation. The Administrator may prospectively decrease or cease a Participant’s Contributions if the Administrator determines such action is necessary to ensure compliance with the limitations on contributions under Code Section 415.

(b) Correction of Excess Contributions. If, notwithstanding the foregoing provisions of this Section, the limitations of Section 415 are exceeded as a result of a reasonable error in estimating a Participant’s Code Section 415 Compensation, a reasonable error in estimating the amount of Contributions that a Participant may elect under the limits of Section 415, the allocation of forfeitures, or such other facts and circumstances as the Commissioner of the Internal Revenue Service may prescribe , there shall be deducted from the Participant’s Account and returned to the Participant such portion of his Roth 401(k) Contributions first and then, his Contributions together with earnings thereon, as may be necessary to satisfy Section 415. If a Participant’s Roth 401(k) Contributions and/or Contributions are returned to him, the allocable Matching Contribution and earnings thereon shall be reallocated equally among other Participants to the extent that such additional allocation would not exceed the Section 415 limits with respect to such other Participants. If all Participants are precluded from receiving additional allocations as a result of the Section 415 limitations, the unallocable amount shall be credited to a suspense account subject to the following conditions:

(i) amounts in the suspense account shall be allocated to eligible Participants at such time, including termination of the Plan or complete discontinuance of Company contributions , as the Section 415 limitations permit;

(ii) no investment gains or losses shall be allocated to the suspense account;

(iii) no further Company contributions shall be permitted until the Section 415 limitations permit the allocation of the suspense account to Participants; and

(iv) upon termination of the Plan, any unallocated amounts in the suspense account that are still unallocable because of the limitations of Section 415 shall revert to the Company.

Section 12.07 Successors and Assigns.

The Plan shall be binding upon the successors and assigns of the Company.

Section 12.08 Minnesota Law Applies.

The Plan shall be construed and its validity determined according to the laws of the state of Minnesota to the extent not preempted or superseded by ERISA, the Code, or other applicable federal law. In case any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if said illegal and invalid provisions had never been inserted herein.

Section 12.09 Construction.

The Plan is intended to qualify under Section 401 of the Code and shall be interpreted so as to comply with the applicable requirements thereof, where such requirements are not clearly contrary to the express terms hereof. Where appearing in the Plan, the singular shall include the plural and vice versa unless the context clearly indicates otherwise. The words “hereof”, “herein”, “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan and not to any particular section or subsection.

ARTICLE XIII: VOTING AND TENDERING OF STOCK

13.01 Voting of Company Stock.

The voting of Company Stock held in the Fund shall be subject to the provisions of ERISA and the following provisions, to the extent such provisions are not inconsistent with ERISA:

(a) As long as the Company Stock is a registration-type class of securities, each Participant shall be entitled to direct the Trustee as to the exercise of any shareholder voting rights attributable to that portion of his Combined Account that is invested in Company Stock. For purposes of the foregoing sentence, each Participant shall be a Named Fiduciary of the Plan as described in Section 402(a)(2) of ERISA. If a Participant is entitled to so direct the Trustee, all Company Stock as to which such instructions have been received (which may include an instruction to abstain) shall be voted by the Trustee in accordance with such instructions. The Trustee shall vote any shares of Company Stock held in the Unreleased Share Account, or any other shares of Company Stock as to which no voting instructions have been received, in proportion to the votes cast pursuant to the preceding sentence; provided, however, that the Trustee may vote the shares as it determines is necessary to fulfill its fiduciary duties.

(b) In all other circumstances, the Trustee shall vote all shares of Company Stock as directed by the Administrator.

(c) In carrying out its responsibilities under this Section, the Trustee may rely on information furnished to it by the Administrator, including the names and current addresses of Participants, that portion of Participants’ Combined Accounts that is invested in Company Stock, and the number of shares of Company Stock held by the Trustee (if any) that have not yet been allocated to Participants. The directions received by the Trustee from Participants and Beneficiaries shall be held by the Trustee in confidence and shall not be divulged or released to any person, including officers or employees of an Employer or any Affiliate, except as necessary to administer the Plan.

13.02 Tendering of Company Stock.

The tendering of Company Stock held in the Fund shall be subject to the provisions of ERISA and the provisions of this Section, to the extent such provisions are not inconsistent with ERISA. In the event of a tender offer or other offer to purchase shares of Company Stock held by the Fund, the Trustee shall tender or sell the shares as directed by each Participant (or, if applicable, designated beneficiary or alternate payee) with respect to that portion of the Participant’s Combined Account that is invested in Company Stock. To the extent the Participant fails to give a timely direction with respect to that portion of his Combined Account invested in Company Stock, the Participant will be deemed to have directed the Trustee not to tender shares attributable to the Participant’s Combined Account. In carrying out its responsibilities under this Section, the Trustee may rely on information furnished to it by the Administrator, including the names and current addresses of Participants, that portion of Participants’ Combined Accounts that is invested in Company Stock, and the number of shares of Company Stock held by the Trustee (if any) that have not yet been allocated to Participants. The directions received by the Trustee from Participants and Beneficiaries shall be held by the Trustee in confidence and shall not be divulged or released to any person, including officers or employees of an Employer or any Affiliate, except as necessary to administer the Plan.

NMC Savings and Retirement Plan

as Amended and Restated

Effective January 1, 2015

APPENDIX A

EFFECTIVE DATES

Collective Bargaining Unit	Effective Date

IBEW Local 949-RPC (Radiation Protection/Chemistry employees at Prairie Island)	January 1, 2013

IBEW Local 949-ENG (Engineering employees at Prairie Island)	September 1, 2013

IBEW Local 949-QCI (Quality Control Inspectors at Prairie Island)	January 1, 2013

IBEW Local 160-RPC (Radiation Protection/Chemistry employees at Monticello)	January 1, 2014

IBEW Local 160-WWC (Workweek Coordinators/Cycle Schedulers at Monticello)	January 1, 2013

IBEW Local 160-MP (Maintenance Planners at Monticello)	January 1, 2013